Exhibit 4.8

Confidential portions of this exhibit have
been omitted and filed separately with the
Securities and Exchange Commission

EXECUTION VERSION

DATED          2 March                           2015

SETFIRST LIMITED

and

NOVARTIS HOLDING AG

and

NOVARTIS FINANCE CORPORATION

and

GLAXOSMITHKLINE PLC

and

NOVARTIS AG

and

GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED

SHAREHOLDERS’ AGREEMENT
in relation to GlaxoSmithKline Consumer Healthcare Holdings Limited

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(RJZS/SVKW/CLXJ)

25.	SHAREHOLDER UNDERTAKINGS	68

26.	UNDERTAKINGS BY THE COMPANY	71

27.	PROTECTIVE COVENANTS	71

28.	CONFIDENTIALITY	74

29.	ANNOUNCEMENTS	76

30.	TERMINATION	76

31.	GUARANTEE	77

32.	MISCELLANEOUS	79

33.	ENTIRE AGREEMENT	80

34.	DISPUTE RESOLUTION	81

35.	CONFLICT WITH ARTICLES OF ASSOCIATION	82

36.	NOTICES	82

37.	REMEDIES AND WAIVERS	83

38.	THIRD PARTY RIGHTS	84

39.	FURTHER ASSURANCE	84

40.	NO PARTNERSHIP	85

41.	COSTS AND EXPENSES	85

42.	INVALIDITY	85

43.	COUNTERPARTS	85

44.	LANGUAGE	86

45.	GOVERNING LAW AND JURISDICTION	86

46.	AGENT FOR SERVICE	86

SCHEDULE 1 Business Plan		88

SCHEDULE 2 Form of Deed of Adherence		89

SCHEDULE 3 Price Determination		90

SCHEDULE 4 ABAC Certification	93

SCHEDULE 5 Shareholder Loans: Terms	94

AGREED TERMS DOCUMENTS

[***]

TABLE OF SCHEDULES

(The following schedules and exhibits to the agreement identified above have been omitted in reliance upon Rule 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish such schedules and exhibits to the Commission supplementally upon request.)

Schedule No.	Schedule Name
List of Agreed Terms Documents	Articles of Association CEO Terms of Reference Completion Board Resolutions Alliance Market Reporting Template
Schedule 1	Business Plan
Schedule 2	Form of Deed of Adherence
Schedule 4	ABAC Certification
Schedule 5	Shareholder Loans: Terms

THIS AGREEMENT is made on         2 March                       2015

BETWEEN:

1.                                     SETFIRST LIMITED, a company incorporated under the laws of England under registered number 2332323 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS  (the “First GSK Shareholder”);

2.                                     NOVARTIS HOLDING AG, a company limited by shares (Aktiengesellschaft) registered in the Commercial Register of Basel-Stadt, Switzerland under number CHE-103.959.690 whose registered office is at Lichstrasse 35, 4056 Basel (the “First Novartis Shareholder”);

3.                                     NOVARTIS FINANCE CORPORATION, a company incorporated under the laws of New York with an office at 230 Park Avenue, New York, NY 10169 (the “Second Novartis Shareholder”);

4.                                     GLAXOSMITHKLINE PLC, a company incorporated under the laws of England under registered number 3888792 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (“GSK”);

5.                                     NOVARTIS AG, a share corporation (Aktiengesellschaft) registered in the Commercial Register of the Canton of Basel-Stadt, Switzerland under number CHE-103.867.266 and whose address is Lichstrasse 35, 4056 Basel (“Novartis”); and

6.                                     GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED, a company incorporated under the laws of England under registered number 8998608 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (the “Company”).

WHEREAS:

(A)                              The Shareholders (as defined below) have agreed to establish the Company to own and operate the Business (as defined below) and to enter into this agreement for the purpose of regulating the management of the Company, their relationship with each other and certain aspects of the affairs of, and their dealings with, the Company.

(B)                              Each Guarantor (as defined below) has agreed to guarantee the obligations of its Guaranteed Parties (as defined below) under this agreement.

IT IS AGREED as follows:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              In this agreement:

[***]	[***];

“A Director”

means a Director appointed by the First GSK Shareholder pursuant to clause 6.1 (Shareholder Appointments) and unless otherwise stated includes the duly appointed alternate of such a Director (with the initial A Directors being those persons notified to the Company pursuant to clause 2.1(B) (Establishment of the Company));

“A Share Acquisition Notice”	has the meaning given in clause 19.3 (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“A Share Conditions”	has the meaning given in clause 19.3(A) (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“A Share Offer”	has the meaning given in clause 19.2 (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“A Share Offer Notice”	has the meaning given in clause 19.2 (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“A Share Offer Period”	has the meaning given in clause 19.3 (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“A Share Offer Price”	has the meaning given in clause 19.2(J) (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“A Shares”

means the A ordinary shares in the capital of the Company having the rights and restrictions set out in the Articles of Association, and which, as at the date of this agreement, represent 63.5 per cent. of the ordinary share capital of the Company;

“A/B Share Purchaser”	has the meaning given in clause 19.2 (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“ABAC Policies and Procedures”

means, in relation to any company, its policies, systems, controls and procedures applicable from time to time that (i) are designed to prevent it and its Associated Persons from violating any applicable Anti-Bribery Law, and (ii) provide for internally reporting violations and suspected violations of any applicable Anti-Bribery Law and any applicable generally accepted standards of business ethics and conduct, and for ensuring that all such reports are fully investigated and acted upon as appropriately;

“ABAC Programme”	has the meaning given in clause 25.4(B) (Shareholder Undertakings);

“Accounting Period”

means the period commencing on 1 January in any year and ending on 31 December in the same year or such other accounting period as may be adopted by the Company in accordance with clause 4 (Reserved Matters);

“Accounting Policies”

means the accounting policies, practices and procedures of GSK’s Group as at the Completion Date, as they may be amended or varied from time to time in accordance with the provisions of this agreement, including clause 4 (Reserved Matters);

“Accounts”	in respect of any Accounting Period, means the audited consolidated accounts of the Company’s Group for such Accounting Period produced in accordance with the Accounting Policies;

“Adjusted Put Closing Balance Sheet”	has the meaning given in clause 20.12 (Novartis Put Option);

“Affiliate”

means, in relation to any person (the “relevant person”):

(i)                  any person Controlled by the relevant person (whether directly or indirectly);

(ii)               any person Controlling (directly or indirectly) the relevant person; and

(iii)            any person Controlled (whether directly or indirectly) by any person Controlling the relevant person,

provided that any Delayed Business shall not constitute an “Affiliate” of the Company unless, and until, the relevant Delayed Closing Date for such Delayed Business.

“Agreed Terms”	means, in relation to a document, such document in the terms agreed between the Shareholders’ and initialled for identification purposes by GSK’s

Lawyers and Novartis’s Lawyers, with such alterations as may be agreed in writing between the parties from time to time;

“Alliance Market Business”	has the meaning given to it in the Contribution Agreement;

“Alliance Market Distribution Agreement”	has the meaning given in clause 10.1;

“Alliance Market Financial Target Report”	means an annual report on performance targets (on an aggregate basis) in respect of Alliance Market Businesses in the form set out in the Alliance Market Reporting Template;

“Alliance Market Quarterly Report”	means a quarterly report in respect of the Alliance Market Businesses in the form set out in the Alliance Market Reporting Template;

“Alliance Market Reporting Template”	means the document entitled “Alliance Markets Reporting: Information and Governance Requirements” in the Agreed Terms;

“Alliance Market Transfer Pricing Report”

means an annual report setting out any transfer pricing changes and underlying margin analysis, in particular gross margin and advertising and promotion spend actuals and targets by market, in the form set out in the Alliance Market Reporting Template;

“Anti-Bribery Law”	means (i) the Bribery Act, (ii) the FCPA, as amended, and the rules and regulations issued thereunder, and (iii) any other Law that relates specifically to bribery and/or corruption;

“Articles of Association”	means the articles of association of the Company, in the Agreed Terms, as amended from time to time in accordance with the provisions of this agreement, including clause 4 (Reserved Matters);

“Associated Person”

means, in relation to a person, a person (including any director, officer, employee, agent or other intermediary) who performs services for or on behalf of that person or who holds shares of capital stock, partnership interests, limited liability company membership interests or units, shares, interests or other participations in that person (in each case when performing such services or acting in such capacity);

“B Director”

means a director of the Company appointed by the First Novartis Shareholder pursuant to clause 6.2 (Shareholder Appointments) and unless otherwise stated includes the duly appointed alternate of such a Director (with the initial B Directors being those persons notified to the Company pursuant to clause 2.1(C) (Establishment of the Company));

“B Share Acquisition Notice”	has the meaning given in clause 1.3 (Novartis Transfer and GSK Right of First Refusal);

“B Share Conditions”	has the meaning given in clause 18.3(A) (Novartis Transfer and GSK Right of First Refusal);

“B Share Offer”	has the meaning given in clause 18.2 (Novartis Transfer and GSK Right of First Refusal);

“B Share Offer Notice”	has the meaning given in clause 18.2 (Novartis Transfer and GSK Right of First Refusal);

“B Share Offer Period”	has the meaning given in clause 18.3 (Novartis Transfer and GSK Right of First Refusal);

“B Share Offer Price”	has the meaning given in clause 18.2(J) (Novartis Transfer and GSK Right of First Refusal);

“B Share Purchaser”	has the meaning given in clause 18.2 (Novartis Transfer and GSK Right of First Refusal);

“B Shares”

means the B ordinary shares in the capital of the Company having the rights and restrictions set out in the Articles of Association and which, as at the date of this agreement, represent 36.5 per cent. of the ordinary share capital of the Company;

“Base Cash Amount”	means an amount equal to [***];

“Board”	means the board of directors of the Company;

“Borrowings”

means, in relation to any person or persons, the aggregate of all borrowings and indebtedness in the nature of borrowings of such person or persons for the payment or repayment of money, including any bank debit balances, bonds, notes, loan stock, debentures or other debt instruments, forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments, any overdraft or any finance lease and also any interest on the foregoing items, but excluding:

(i) any amount owing under any Shareholder Loans;

(ii) trade credit and bank account overdraft positions, each in the ordinary course of trading (including any intra-day or daylight bank overdraft facilities);

(iii) interest rate and foreign exchange hedging activities carried out in the ordinary course for non-speculative purposes;

(iv) acceptances of trade bills in respect of purchases in the ordinary course of trading; and

(v) any amount owing from one member of the Company’s Group to another member of the Company’s Group;

“Bribery Act”	means the UK Bribery Act 2010;

“Business”

means the business of the Company’s Group from time to time, as described in clause 3 (Business of the Company’s Group), as may be amended in accordance with the provisions of this agreement, including clause 4 (Reserved Matters);

“Business Day”	means a day which is not a Saturday, a Sunday or a public holiday in the Canton of Basel-Stadt (Switzerland), New York or the United Kingdom;

“Business Plan”

means any initial or revised business plan for the Company’s Group (including any Delayed Businesses and Alliance Market Businesses, each as defined in the Contribution Agreement) adopted by the Board from time to time in accordance with the provisions of this agreement, including clause 5 (Business Plan);

“Cash”	means cash at bank and cash in hand (and not cash equivalents or other instruments);

“CEO”	means the chief executive officer of the Company;

“CEO Terms of Reference”

means the terms of reference under and subject to which management authority is delegated by the Board to the CEO (the initial form of which is in the Agreed Terms) or, as the context requires, any subsequent or amended terms of reference adopted by the Company in accordance with the provisions of this agreement, including clause 4 (Reserved Matters);

“CFO”	means the chief financial officer of the Company;

“Chairman”	means the chairman of the Board;

“Company D&O Policy”	has the meaning given in clause 25.3 (Shareholder Undertakings);

“Competing Business”	means any business involved in the researching and developing, manufacturing, distributing, marketing, selling, promotion and/or other commercialisation of any Consumer Healthcare Product(s);

“Completion”	has the same meaning as given to the defined term “Closing” in the Contribution Agreement;

“Completion Board Resolutions”

means the written resolutions of the Board, in the Agreed Terms, authorising certain matters pursuant to the Articles of Association, as amended from time to time in accordance with this agreement, including clause 4 (Reserved Matters);

“Completion Date”	means the date on which Completion occurs;

“Connected Persons”	means, in relation to a party, any member of its Group and any officer, employee, agent, adviser or representative of that party or any member of its Group, in each case, from time to time;

“Consumer Healthcare Product”

means, in respect of any jurisdiction, any oral care, nutritional care, skin care or other cosmetic or healthcare product or device of any kind, in each case, for the treatment of, or use by, human beings which is available without, or both with and without, a prescription, but excluding any such product or device that is subject to the same regulatory classification and/or regulatory treatment (including in relation to advertising) as a product or device that is available only with a prescription;

“Contribution Agreement”

means the contribution agreement entered into on 22 April 2014, and as amended and/or restated from time to time, between GSK, Novartis and the Company, pursuant to which GSK and Novartis agree to transfer (or procure the transfer of) their respective businesses in relation to (amongst other things) Consumer Healthcare Products (subject to the exclusions and terms and conditions of such agreement) to the Company;

“Control”

means, in relation to a person, the ability of another person to ensure that the activities and business of the first mentioned person are conducted in accordance with the wishes of that other person (whether by exercise of contractual rights, ownership of shares or otherwise), and a person shall be deemed to have Control of a body corporate if that person has the contractual right to procure that the activities and business of that body corporate are conducted in accordance with that person’s wishes or if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to receive the majority of the income of that body corporate on any distribution by it of all of its income or the majority of its assets on a winding up (and “Controller”, “Controlled” and “Controlling” shall be construed accordingly);

“CTA 2010”	means the UK Corporation Tax Act 2010;

“Default Notice”	has the meaning given in clause 21.2(B) (Transfer of Shares on Default);

“Default Price”	has the meaning given in clause 21.2(A) (Transfer of Shares on Default);

“Default Transfer Conditions”	has the meaning given in clause 21.2(C)(i) (Transfer of Shares on Default);

“Default Valuation Notice”	has the meaning given in clause 21.2(A) (Transfer of Shares on Default);

“Defaulting Grouping”	has the meaning given in clause 21.2 (Transfer of Shares on Default);

“Delayed Business”	has the meaning given to it in the Contribution Agreement;

“Delayed Closing Date”	has the meaning given to it in the Contribution Agreement;

“Directors”	means the directors of the Company from time to time;

“Disposal” or “Disposes”	means, in relation to any Share, any disposition of any right or interest in any Share and includes:

(i) any sale, assignment or transfer;

(ii) creating or permitting to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance;

(iii) creating any trust or conferring any interest;

(iv) any agreement, arrangement or understanding in respect of votes or the right to receive dividends (other than this agreement);

(v) the renunciation or assignment of any right to subscribe or receive any Share or any legal or beneficial interest in any Share;

(vi) any sale, assignment or transfer in any person that holds a direct or indirect interest in the Company and whose only or principal asset is such interest;

(vii) any agreement to do any of the above; and

(viii)              the transmission of any Share by operation of Law,

or the holder of such Share (or any other member of its Group) entering into or agreeing any arrangement whatsoever which has a similar economic effect to any such disposition;

“EMA”	means the European Medicines Agency, or any successor agency;

“Event of Default”	has the meaning set out in clause 21.1 (Transfer of Shares on Default);

“Excluded Businesses”	means the GSK Excluded Businesses and the Novartis Excluded Businesses;

“Executive Management”	means the CEO, the CFO, the Head of OTC and such other individuals appointed by the CEO as members of the executive management pursuant to clause 7.1(G) (Executive Management);

“Exit Notice”	means any notice served by any party to this agreement pursuant to any of clauses 18 (Novartis Transfer and GSK Right of First Refusal) to 21 (Transfer of Shares on Default) (inclusive);

“FCPA”	means the US Foreign Corrupt Practices Act of 1977;

“FDA”	means the US Food and Drug Administration, or any successor agency;

[***]	[***];

“Governmental Entity”

means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

“Group”

means, in relation to any body corporate, that body corporate and its Affiliates from time to time, provided that for the purposes of this agreement (i) the Company and any person Controlled by the Company (whether directly or indirectly) from time to time shall not be included in the Group of any Shareholder, and (ii) no Shareholder or any other member of a Shareholder’s Group shall be included in the Company’s Group;

“Group Transferee”	has the meaning given in clause 17.1 (Permitted Transfers);

“GSK Acquirer”	has the meaning given in the definition of GSK Change of Control;

“GSK Alliance Market Businesses”	has the meaning given to “GlaxoSmithKline Alliance Market Businesses” in the Contribution Agreement;

“GSK Change of Control”

means, in relation to GSK, any person or persons acting in concert or any person acting on behalf of any such person(s) (the “GSK Acquirer”) acquiring Control of GSK (or the ultimate holding company of GSK from time to time), provided that a GSK Change of Control shall be deemed not to have occurred if all or substantially all of the shareholders of the GSK Acquirer are or, immediately prior to the event which would otherwise have constituted a GSK Change of Control, were the shareholders of GSK (or the relevant ultimate holding company) with the same (or substantially the same) pro rata interests in the share capital of the GSK Acquirer as such shareholders have, or, as the case may be, had, in the share capital of GSK (or the relevant ultimate holding company);

“GSK D&O Policy”	has the meaning given in clause 25.3 (Shareholder Undertakings);

“GSK Excluded Businesses”

means (a) the GSK Excluded Businesses and (b) any other GSK Excluded Assets (each as defined in the Contribution Agreement as the “GlaxoSmithKline Excluded Businesses” and the “GlaxoSmithKline Excluded Assets”, respectively);

“GSK’s Lawyers”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY;

“GSK Restricted Period”	means the period from (and including) Completion to (and including) the third anniversary of the Completion Date;

“GSK Shareholder Loan”	has the meaning given in clause 13.4(B) (Funding and Cash Management);

“GSK Shareholders”	means, together, the First GSK Shareholder and any Group Transferee within GSK’s Group to which any Share has been transferred in accordance with clause 17 (Permitted Transfers);

“Guaranteed Party”	has the meaning given in clause 31.1 (Guarantee);

“Guarantor”	has the meaning given in clause 31.1 (Guarantee);

“Half-Yearly Accounting Period”

means (i) the period commencing on 1 January in any year and ending on 30 June in the same year and (ii) the period commencing on 1 July in any year and ending on 31 December in the same year, or such other half-yearly accounting periods as may be adopted by the Company in accordance with clause 4 (Reserved Matters);

“Half-Yearly Accounts”

means, in respect of the first Half-Yearly Accounting Period in any year, the second Quarterly Accounts delivered to the Shareholders pursuant to clause 9.1(C) showing the items set out in clause 9.1(C) in respect of such Half-Yearly Accounting Period and, in respect of the second Half-Yearly Accounting Period in any year, the Accounts for the year in which such Half-Yearly Accounting Period falls;

“Head of OTC”

means the head of the wellness division of the Business, a position which sits alongside and is separate from the heads of the oral care, skin care and nutritional care divisions of the Business and from any country and regional heads of the wellness division of the Business;

“HMRC”	means Her Majesty’s Revenue & Customs;

“Implementation Agreement”	means the implementation agreement in relation to Project Constellation entered into by GSK and Novartis on 22 April 2014, and as amended and/or restated;

[***]	[***];

“Intellectual Property”

means patents, trademarks, rights in designs, copyrights, database rights (whether or not any of these is registered and including applications and rights to apply for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Initial Business Plan”

means the business plan relating to the period from the Completion Date up to and including 31 December 2017, which was agreed by GSK and Novartis prior to the date of this agreement pursuant to the terms of the Implementation

Agreement, and including at least such items as are listed in Schedule 1 (Business Plan);

“Joint Shareholder Loans”	has the meaning given in clause 13.4(A) (Funding and Cash Management);

“Law”

means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any governmental authority, or any judicial or administrative interpretation thereof, including the rules of any stock exchange;

“Major Competitor”	has the meaning given in clause 4.3 (Reserved Matters);

“Material Competing Business”	has the meaning given in clause 4.2 (Reserved Matters;

“Net Debt”	has the meaning given in clause 20.12 (Novartis Put Option);

“Net Shareholder Loans”	has the meaning given in paragraph 6 of Schedule 3 (Price Determination);

“Non-Compete Exclusivity Period”	has the meaning given in clause 27.6 (Protective Covenants);

“Non-Defaulting Grouping”	has the meaning given in clause 21.2(A) (Transfer of Shares on Default);

“Novartis Acquirer”	has the meaning given in the definition of Novartis Change of Control;

“Novartis Alliance Market Businesses”	has the meaning given in the Contribution Agreement;

“Novartis Change of Control”

means, in relation to Novartis, any person or persons acting in concert or any person acting on behalf of any such person(s) (the “Novartis Acquirer”) acquiring Control of Novartis (or the ultimate holding company of Novartis from time to time), provided that a Novartis Change of Control shall be deemed not to have occurred if all or substantially all of the shareholders of the Novartis Acquirer are or, immediately prior to the event which would otherwise have constituted a Novartis Change of Control, were the shareholders of Novartis (or the relevant ultimate holding company) with the same (or substantially the same) pro rata interests in the share capital of the Novartis Acquirer as such shareholders have, or, as the case may be, had, in the share capital of Novartis (or the relevant ultimate holding company);

“Novartis Excluded Businesses”	means (a) the Novartis Excluded Businesses and (b) any other Novartis Excluded Assets (each as defined in the Contribution Agreement);

“Novartis’s Lawyers”	means Freshfields Bruckhaus Deringer LLP of 65 Fleet Street, London EC4Y 1HS;

“Novartis Shareholders”

means, together, the First Novartis Shareholder and the Second Novartis Shareholder (and any Group Transferee within Novartis’ Group to which any Share has been transferred in accordance with clause 17 (Permitted Transfers));

“Payment”	has the meaning given in clause 1.2(J) (Definitions and Interpretation);

“Payment Obligation”	has the meaning given in clause 1.2(J) (Definitions and Interpretation);

“Percentage Interests”

in respect of any Shareholder, means X/Y expressed as a percentage, where X equals the number of A Shares or B Shares (as the case may be) held by such Shareholder and Y equals the aggregate amount of A Shares and B Shares;

“Pharmaceutical Regulatory Authority”

means, with respect to any regulatory jurisdiction, any national, federal, supranational, regional, state, provincial or local governmental or regulatory authority, agency, department, bureau, commission, council or other government entity, including FDA and EMA, regulating or otherwise exercising authority with respect to the development of pharmaceutical products in such regulatory jurisdiction;

“Pre-Put Quarterly Balance Sheet”	means the consolidated balance sheet for the Company included in the last Quarterly Accounts delivered to the Shareholders pursuant to clause 9.1(B) prior to a Put Exercise Notice Date;

[***]	[***];

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this agreement, whether contractual or non-contractual;

“Put Closing Balance Sheet”	has the meaning given in clause 20.12 (Novartis Put Option);

“Put Excess Cash”	has the meaning given in clause 20.11 (Novartis Put Option);

“Put Exercise Notice”	has the meaning given in clause 20.2 (Novartis Put Option);

“Put Exercise Notice Date”	has the meaning given in clause 20.2 (Novartis Put Option);

“Put Option Market Value”	has the meaning given in paragraph 5 of Schedule 3 (Price Determination);

“Put Option Period”	means the period beginning on the date falling three years after the Completion Date and ending on the date falling twenty years after the Completion Date;

“Put Option Price”	has the meaning given in clause 20.6 (Novartis Put Option);

“Put Option Prohibited Period”

means:

(i)                                     the period of four weeks beginning on the date falling one week after the last day of GSK’s annual accounting period; and

(ii)                                  the period of two weeks beginning on the date falling one week after the last day of each of the first three calendar quarters of any accounting period,

save that each such period shall terminate immediately if (and at the time that) GSK publishes its results announcement for (in the case of (i)) that accounting period or (in the case of (ii)) that quarter;

“Put Shares”	has the meaning given in clause 20.3 (Novartis Put Option);

“Quarterly Accounts”	has the meaning given in clause 9.1(C) (Access to Information and Accounts);

“Readily Available Cash”

means:

(i)                           cash at bank and in hand;

(ii)                        bank deposits of up to three months;

(iii)                     short-term and liquid or easily realisable securities; and

(iv)                    any positive net position held by the Company’s Group as against the GSK cash pooling arrangement (as described in clause 13.7) (principal and interest) (and including, for the avoidance of doubt, any commercial paper held by a member of the Company’s Group issued by a member of GSK’s Group and deposits held on demand on behalf of the Company’s Group by GSK’s Group in each case as part of such cash pooling arrangements), excluding any items set out in paragraphs (i) to (iii) (inclusive) above that are held by any member of the Company’s Group in any jurisdiction that has any cross-border restrictions on transfers of cash between members of the Company’s Group and excluding any items set out in paragraphs (i) to (iv) (inclusive) above to the extent that they are held in respect of Delayed Businesses otherwise than by a member of the Company’s Group (regardless of whether such amounts are consolidated within the Company’s accounts in respect of such Delayed Businesses);

“Reduced Default Price”	means [***] per cent. of the Default Price;

“Relevant Matter”	means: (i) any proposed or actual legal proceedings by any Relevant Party against any member of the Company’s Group or vice versa;

(ii)                        any matter relating to a determination or dispute under, exercising rights under, or breach or alleged breach of, any agreement or other arrangement between any member of the Company’s Group and a Relevant Party with regard to which matter the relevant member(s) of the

Company’s Group is (or, if the only Directors were A Directors or B Directors, as the case may be, would be) in dispute with any Relevant Party;

(iii) any matter relating to the actions or steps to be taken by the Company in connection with the process in relation to any [***] of any Relevant Party as set out in clause 15 ([***]); or

(iv)                    any matter relating to the actions or steps to be taken by the Company in connection with the process in relation to any acquisition of any Competing Business from any Relevant Party as set out in clauses 27.3 to 27.7 (Protective Covenants) (inclusive);

“Relevant Party”	has the meaning given in clause 8.5(A)(i) (Proceedings of Directors);

“Relevant Pre-Existing Arrangement”

means:

(i)                           the amended and restated agreement of limited partnership between Marion Merrell Consumer Products Inc., GlaxoSmithKline Consumer Healthcare LP and SmithKline Beecham Corporation dated 10 September 1998, as amended; and

(ii)                        the joint venture contract between Tianjin Pharmaceutical Corporation and SmithKline Beckman Corporation dated April 1984, as amended;

“Relevant Third Party”	has the meaning given in clause 38.1(A) (Third Party Rights);

“Required Funds”	has the meaning given in clause 13.2 (Funding and Cash Management);

“Revised Draft Business Plan”	has the meaning given in clause 5.1 (Business Plan);

[***]	[***];

“Service Document”	has the meaning set out in clause 46.5 (Agent for

Service);

“Shareholders”

means the First GSK Shareholder, the First Novartis Shareholder and the Second Novartis Shareholder or any other person to whom the benefit of this agreement is extended in accordance with clause 24 (Effect of Deed of Adherence) in the capacity of a shareholder (and not as a guarantor);

“Shareholder Grouping”	means, together: (i) the GSK Shareholders; or (ii) the Novartis Shareholders, as the case may be;

“Shareholder Loan”

means any shareholder loan granted by any GSK Shareholder (or any member of its Wholly-Owned Group) or any Novartis Shareholder (or any member of its Wholly-Owned Group) (as lender) to the Company (as borrower) pursuant to the provisions of clause 13.4 (Funding and Cash Management);

“Shares”

means the A Shares and the B Shares and any other class of shares in the capital of the Company as may subsequently be created and/or issued and/or allotted in accordance with the provisions of this agreement, including clause 4 (Reserved Matters);

“Sterling” and “£”	means the lawful currency of the United Kingdom;

[***]	[***];

[***]	[***];

[***]	[***];

“Tag Share Offer”	has the meaning given in clause 19.4 (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“Tag Share Offer Notice”	has the meaning given in clause 19.4 (GSK Transfer and Novartis Right of First Refusal and Tag Right);

“Tax”, Taxes” or “Taxation”

means all taxes, levies, duties, imposts, charges and withholdings of any nature whatsoever, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, employment, payroll, land, stamp, transfer, occupation, franchise, value added, wealth and personal property, together with all penalties, charges and interest relating to any of them, and regardless of whether any such amounts are chargeable or attributable directly or primarily to any other person or are recoverable from any other person;

“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, or to assess or collect, any Tax, including, without limitation, HMRC and the Swiss Federal Tax Administration;

“Tax Covenant”	means the deed of tax covenant between GSK, Novartis and the Company entered into on the Completion Date;

“TDSA”	means the transitional distribution services agreement between Novartis and GSK;

“Third Party”	means a person who: (i) is not a Shareholder; and

(ii) is not connected with any Shareholder,

and, for the purposes of paragraph (ii) above of this definition, a body corporate is connected with another body corporate if:

(a) one body corporate has Control over the other; or

(b) any person has Control over both;

“Tranche Percentage”	has the meaning given in clause 20.3 (Novartis Put Option);

“Transaction Documents”	means the Implementation Agreement, the Contribution Agreement, the Tax Covenant and such other documents and/or agreements entered into pursuant to the same;

“Trapped Cash”	has the meaning given in paragraph 6 of Schedule 3 (Price Determination);

“Valuation Balance Sheet”	has the meaning given in paragraph 6 of Schedule 3 (Price Determination);

“Wholly-Owned Group”

in relation to:

(i)                           the GSK Shareholders, means GSK and any body corporate that is a 100 per cent. owned and controlled subsidiary or subsidiary undertaking of GSK; and

(ii)                        the Novartis Shareholders, means Novartis and any body corporate that is a 100 per cent. owned and controlled subsidiary or subsidiary undertaking of Novartis; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2                              In construing this agreement, unless otherwise specified:

(A)                              references to clauses and schedules are to clauses of, and schedules to, this agreement;

(B)                              use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa;

(C)                              references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)                              “body corporate” shall have the meaning given in section 1173 of the Companies Act 2006, “subsidiary” and “holding company” shall have the meanings given in section 1159 of the Companies Act 2006, “subsidiary undertaking” shall have the meaning given in section 1162 of the Companies Act 2006, “wholly-owned subsidiary” shall have the meaning given in section 1159 of the Companies Act 2006 and “parent undertaking” shall have the meaning given in section 1162 and Schedule 7 of the Companies Act 2006;

(E)                               a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(F)                                any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(G)                              references to times are to London times;

(H)                             references to “include” and “including” shall be deemed to be followed by the words “without limitation”;

(I)                                  references to “indemnify” any person against any circumstance shall include indemnifying and keeping it or him harmless from all actions, claims and proceedings from time to time made against it or him and all loss, damage, payments, costs or expenses suffered made or incurred by it or him as a consequence of that circumstance and, unless otherwise specified, any indemnity given in this agreement shall be deemed to have been given on an after Tax basis;

(J)                                  any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after Tax basis” or expressed to be “calculated on an after Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be adjusted so as to ensure that, after taking into account:

(i)                                    any amount in respect of Tax required to be deducted or withheld from, and any Tax chargeable on, such amount (including on the increased amount); and

(ii)                                 any Tax credit, repayment or other Tax benefit which is available to the indemnified party or the recipient of the Payment (or, in each case, any member of such person’s Group) solely as a result of the matter giving rise to the Payment Obligation or as a result of receiving the Payment,

(which amount of Tax and Tax credit, repayment or other Tax benefit is to be determined by the auditors of the recipient at the shared expense of both the recipient and the party making the Payment, and is to be certified as such to the party making the Payment), the recipient of the Payment is in the same position as it would have been in if there had been no such Tax or Tax credit, repayment or other Tax benefit;

(K)                              “person or persons acting in concert” shall be given the meaning as set out in the Law applicable to the person with whom persons are acting in concert;

(L)                               where any obligation in this agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation;

(M)                           a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement or that other document) at any time;

(N)                              headings and titles are for convenience only and do not affect the interpretation of this agreement;

(O)                              a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(P)                                the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(Q)                              general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(R)                              unless expressly provided otherwise in this agreement: (i) the GSK Shareholders shall be jointly and severally liable for their obligations, undertakings and liabilities arising under this agreement; and (ii) the Novartis Shareholders shall be jointly and severally liable for their obligations, undertakings and liabilities arising under this agreement.

1.3                              The schedules (other than Schedule 2 (Form of Deed of Adherence)) form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the schedules.

2.                                     ESTABLISHMENT OF THE COMPANY

2.1                              Immediately following the execution of this agreement:

(A)                              the Articles of Association and the Completion Board Resolutions shall be adopted;

(B)                              the First GSK Shareholder shall nominate seven individuals by notice in writing to the Company prior to Completion (who it is agreed shall include Emma Walmsley as CEO), and the Company shall appoint them (to the extent not already appointed), as the initial A Directors;

(C)                              the First Novartis Shareholder shall nominate four individuals by notice in writing to the Company prior to Completion, and the Company shall appoint them (to the extent not already appointed), as the initial B Directors;

(D)                              Sir Andrew Witty shall be appointed as the initial Chairman;

(E)                               Emma Walmsley shall be appointed as CEO, the individual nominated by the First GSK Shareholder by notice in writing to the Company prior to Completion shall be appointed CFO and (subject to approval by the CEO) the individual nominated by the First Novartis Shareholder by notice in writing to the Company prior to Completion shall be appointed Head of OTC;

(F)                                the accounting reference date of the Company shall be, or if necessary be changed to, 31 December in each year;

(G)                              PricewaterhouseCoopers LLP (or such other accountancy firm referred to in clause 4.1(R) (Reserved Matters) as the First GSK Shareholder may have notified to the other relevant parties) shall be appointed as the auditors of the Company;

(H)                             subject and without prejudice to clause 8.5 (Proceedings of Directors), the CEO Terms of Reference shall be adopted and the Board shall delegate operational control of the Company’s Group in accordance therewith;

(I)                                  the Accounting Policies shall be adopted; and

(J)                                  the Shareholders shall procure that all meetings (or resolutions) of the Directors and/or of the Shareholders as are reasonably required to implement all the above matters are held at Completion (or prior to Completion with effect from Completion).

2.2                              Following Completion, the Shareholders shall procure that the Company’s share capital shall be reduced by the cancellation of such amount of the share premium on each Share, and in such manner, as the Shareholders agree (acting reasonably) with the objective of creating significant distributable reserves.

2.3                              The headquarters of the Company’s Group shall be in London.

2.4                              The parties acknowledge that, subject to the provisions of this agreement, the Company’s Group shall be consolidated in GSK’s consolidated accounts and that, as a subsidiary of GSK, shall be subject to, and operate strictly on, the internal GSK Group platforms, systems, policies and procedures, including as to compliance and public policy matters, anti-bribery and corruption and dealings in securities as well as externally applicable matters, including any corporate integrity agreements.

3.                                     BUSINESS OF THE COMPANY’S GROUP

3.1                              Except to the extent that a change in the business of the Company’s Group is not prohibited by, or is approved in accordance with, clause 4 (Reserved Matters), the business of the Company’s Group shall be to conduct, for itself or by means of investments in other entities, either directly or indirectly, anywhere in the world, the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise commercialising Consumer Healthcare Products and any other products transferred to the Company’s Group in accordance with the Contribution Agreement, including all related and supporting activities thereto.

3.2                              The Business shall be conducted in accordance with the Business Plan including synergy plans reflected in the Business Plan, subject always to the fiduciary duties of the Directors and the provisions of clause 4.1 (Reserved Matters).

3.3                              For the avoidance of doubt, the parties agree that, upon Completion, the Business shall only include the business, assets, rights and/or obligations transferred to the Company or any other member of its Group pursuant to the Contribution Agreement (and shall not include, without limitation and for the avoidance of doubt, the Excluded Businesses).

4.                                     RESERVED MATTERS

4.1                              Subject to clauses 4.2, 4.3, 5.5 and 20.10(C), each of the Shareholders shall, so far as it is legally able, exercise its rights in relation to the Company to procure that none of the actions listed below shall be taken by the Company (or members of its Group where expressly referred to) without the prior written approval of Novartis:

(A)                              any of the following:

(i)                                    changing or varying the share capital of the Company (including the creation, consolidation, sub-division, conversion or (other than as provided in clause 2.2 (Establishment of the Company) cancellation of any share capital of the Company or the modification, variation or abrogation of any rights attaching to any Shares);

(ii)                                 the issue or allotment of any shares or share capital of;

(a)                                the Company; or

(b)                                any other member of the Company’s Group (other than to another member of the Company’s Group);

(iii)                              the creation of, or issue of any instrument, document or security granting, any option or right to subscribe or acquire, or convert any security into, any shares or share capital of:

(a)                                the Company; or

(b)                                any other member of the Company’s Group (other than where granted to another member of the Company’s Group);

(iv)                             the purchase or redemption of any share capital of the Company or any other member of the Company’s Group (other than any such purchase or redemption between members of the Company’s Group); or

(v)                                the disapplication of section 561 of the Companies Act 2006 in respect of the share capital of the Company pursuant to sections 570 or 571 of the Companies Act 2006,

provided that, for the avoidance of doubt, this clause 4.1(A) shall not restrict any action: (i) expressly provided for in this agreement, including any of clauses 17 (Permitted Transfers) to 21 (Transfer of Shares on Default) (inclusive); or (ii) required to be done by any member of the Company’s Group pursuant to any Relevant Pre-Existing Arrangement; or

(B)                              any amendment to the Articles of Association or the Completion Board Resolutions;

(C)                              any material reorganisation or change (including cessation) to the nature or scope of the Business, other than pursuant to any applicable Law or to meet the requirements of any governmental or regulatory authority;

(D)                               (i)                                    any acquisition or disposal (other than a disposal implemented pursuant to (a) any obligations under any Relevant Pre-Existing Arrangement, or (b) any Transaction Document by the Company or any other member of its Group of any asset or collection of assets (including shares and/or businesses)); or

(ii)                                 any merger or entry into or termination of any joint venture, profit-sharing agreement, collaboration agreement or other partnership transaction (other than any of the same implemented pursuant to an obligation under any Relevant Pre-Existing Arrangement) involving the Company or any other member of its Group, in each case, with a transaction value in excess of [***], whether by a single transaction or a series of related transactions completed during the 12 month period ending on the date of the last transaction (x) entered into with the same person (or persons which are members of the same Group) or (y) involving the acquisition or disposal of shares or any interest in one particular company or undertaking.  For the purposes of this clause 4.1(D):

(a)                                the term “acquisition” shall include an in-licensing transaction;

(b)                                the term “disposal” shall include an out-licensing transaction; and

(c)                                 the transaction value of a merger, joint venture, profit-sharing agreement, collaboration agreement or other partnership transaction shall be the value of any assets which the Company and/or any other member of its Group contributes (or has contributed) to the merger, joint venture, profit-sharing agreement, collaboration agreement or partnership transaction (together with any consideration paid by the Company or any member of its Group to the counterparty or its Group) and no account shall be taken of the value of any assets which the other parties to the merger, joint venture, profit-sharing agreement, collaboration agreement or partnership transaction contribute thereto;

(E)                               entering into or renewing any transaction, arrangement or agreement by the Company or any other member of its Group with any member of GSK’s Group which is outside the ordinary course of business of the Company’s Group or not on arm’s length terms or any material (i) amendment to, (ii) variation of, or (iii) consent or waiver under, any such transaction, arrangement or agreement, save that this clause 4.1(E) shall not prohibit any transaction, arrangement or agreement effected pursuant to this agreement, including clause 13 (Funding and Cash Management), or pursuant to any Transaction Document;

(F)                                in respect of agreements the entry into or renewal of which is not prohibited by clause 4.1(E), including any Transaction Document to which any member of GSK’s Group is a party, any material (i) amendment to, (ii) variation of, or (iii) consent or waiver under, any agreement between any member of the Company’s Group and any member of GSK’s Group (other than where such amendment, variation, consent or waiver is on arm’s length terms);

(G)                              any resolution or proceeding to wind up the Company or any member of the Company’s Group or other proceeding seeking liquidation, administration (whether out of court or otherwise), reorganisation, readjustment or other relief, in each case, under any bankruptcy, insolvency or similar Law or the consent by any member of the Company’s Group to a decree or order for relief or any filing of a petition, application or document under such Law or to the appointment of a trustee, receiver, administrator (whether out of court or otherwise) or liquidator or the making of any arrangement with creditors generally, save in any case only in relation to the voluntary solvent liquidation or other voluntary solvent process relating to a wholly-owned subsidiary of the Company;

(H)                             the adoption of any new CEO Terms of Reference or any material amendment to the applicable CEO Terms of Reference;

(I)                                  in respect of any Accounting Period, the declaration and/or payment of any dividend by the Company to the Shareholders below the level specified in, or not otherwise in accordance with the provisions of, clause 11.1 (Dividends);

(J)                                  any member of the Company’s Group making any Borrowings;

(K)                              in respect of any Accounting Period, the Company and/or any other member of the Company’s Group incurring any capital expenditure in excess of [***]% of the forecast net sales for such Accounting Period as set out in the Business Plan;

(L)                               [***];

(M)                           creating or redeeming by the Company or any other member of its Group any mortgage, charge, pledge, lien, option, debenture, third party right or interest or other encumbrance or security interest of any kind over any assets of the Company’s Group (other than by operation of Law or in the ordinary course of business);

(N)                              save as required by Law or accounting standards or where any alteration is being applied generally across GSK’s Group, altering the accounting reference date of any member of the Company’s Group or the Accounting Policies where such alteration would, or might reasonably be expected to adversely impact, other than to an extent which is not material, items relating to the Company’s

Group that are included in the consolidated financial statements of Novartis’ Group as prepared pursuant to the accounting principles, practices and policies of Novartis’ Group as at the date of this agreement;

(O)                             changing the entity classification of the Company for US federal income tax purposes;

(P)                               at any time when no GSK Shareholder is resident in the United States for Tax purposes, changing the entity classification of any member of the Company’s Group (other than the Company) for US federal income tax purposes;

(Q)                             changing the tax residence of any material member of the Company’s Group or establishing or closing a material permanent establishment of any material member of the Company’s Group.  For the purposes of this clause 4.1(Q), a member of the Company’s Group or a permanent establishment shall be regarded as “material” if that member of the Company’s Group or permanent establishment generates or is likely to generate a material proportion of the Company’s Group’s profits or which holds assets or has liabilities which are material in the context of the Company’s Group taken as a whole;

(R)                             changing the auditors of the Company or any other member of its Group to an accountancy firm which is not one of the following:

(i)                                    a member of the network of member firms of PricewaterhouseCoopers International Limited;

(ii)                                 a member firm of the KPMG network of independent firms which are affiliated with KPMG International;

(iii)                              a member firm of Ernst & Young Global Limited;

(iv)                             a member firm of Deloitte Touche Tohmatsu;

(v)                                any successor to any of the foregoing; or

(vi)                             to the extent not one of the above, any accountancy firm which is GSK’s auditor or (in respect of a non-UK subsidiary of the Company) an auditor of a non-UK member of GSK’s Group;

(S)                                other than as expressly provided for in any Transaction Document and without prejudice to clause 4.1(D), the Company or any other member of its Group assigning, charging, abandoning, ceasing to prosecute or otherwise disposing of or failing to take all reasonable action to maintain the interest of any member of the Company’s Group in any of the Intellectual Property owned by the Company’s Group or accepting any restrictions on the use of any of the Intellectual Property owned by the Company’s Group, in each case, where to do so would have a material adverse effect on the Business taken as a whole;

(T)                               the Company or any other member of its Group taking any action or deciding not to take an action in relation to the conduct of any legal proceedings, arbitration, administrative proceedings or investigation by any Governmental Entity (including the settlement thereof) which would result in the Company or any other member of its Group making or incurring any payment or liability in excess of [***] or otherwise where such action or inaction would reasonably be considered to have a material adverse effect on the Business taken as a whole;

(U)                             (i)                                     adopting any new ABAC Policies and Procedures of any member of the Company’s Group or making any material amendments to any existing ABAC Policies and Procedures of any member of the Company’s Group that in either case are not also being adopted or made by GSK’s Group more generally; or

(ii)                                 resolving on any remedial actions to be taken by any member of the Company’s Group in order to address any violation by any member of the Company’s Group or its Associated Persons of applicable Anti-Bribery Law or any breach of the ABAC Policies and Procedures of any member of the Company’s Group, which remedial actions in either case do not comply with the ABAC Policies and Procedures;

(V)                              any material change to the name of the Company, other than a change to the name of the Company to accord with any change that is generally being made to the name of GSK’s Group;

(W)                           subject to clause 7.1(D) (Executive Management), the appointment and/or any removal of any CFO (other than the appointment of the initial CFO which shall be dealt with in accordance with clause 2.1(D) (Establishment of the Company);

(X)                              any member of the Company’s Group entering into any contract, liability or commitment which could involve a liability in excess of [***], other than any such contract, liability or commitment entered into by a member of the Company’s Group with another member of the Company’s Group that is (directly or indirectly) wholly owned by the Company; or

(Y)                              [***];

and provided that clauses 4.1(A) to (Y) (inclusive) shall apply equally in respect of any Delayed Business (as defined in the Contribution Agreement), pending the Delayed Closing Date in respect of such Delayed Business, as if the relevant Delayed Business were legally and beneficially owned by the Company.

4.2                              In the event that:

(A)                              any member of Novartis’ Group does any of the things specified in clause 27.2(B) or clause 27.2(C) (Protective Covenants) or enters into any agreement, arrangement or understanding to do any of such things, unless, in any such case, it is permitted by clause 27.9 (Protective Covenants); or

(B)                              a Novartis Change of Control occurs,

and as a result any member of Novartis’ Group owns or is committed to acquire a Competing Business which [***] (a “Material Competing Business”) then Novartis shall:

(i)                                    take all actions as are necessary or desirable to ensure that no confidential information that is provided to Novartis’ Group, the B Directors or any Associated Person of any member of Novartis’ Group in relation to the Company’s Group pursuant to this agreement shall be disclosed to or shall be in any way accessible by any person who has any material involvement with the operations, strategy or business affairs of the Material Competing Business;

(ii)                                 if and to the extent necessary in order to ensure that paragraph (i) is satisfied, remove (pursuant to clause 6.2) any B Director who may following the relevant event specified in clause 4.2(A) or clause 4.2(B) be reasonably expected to have any material future involvement with the Material Competing Business (provided that it shall not be required to remove the CEO or CFO of Novartis, if they are B Directors and have no day-to-day involvement in the running of the Material Competing Business, unless the Material Competing Business is a Major Competitor and the CEO or CFO as appropriate could reasonably be expected to have any material future involvement with that Major Competitor); and

(iii)                              take all such other reasonable actions as are necessary or desirable to ensure that the provision of information pursuant to this agreement and the performance of any other obligations pursuant to this agreement will not breach any Law, in each case unless and until that Material Competing Business has been disposed of in its entirety by the relevant member(s) of Novartis’ Group to the Company (or another member of the Company’s Group) or to a person outside Novartis’ Group or has otherwise ceased to be a Material Competing Business.  Nothing in this clause 4.2 shall prevent the provision of information to any member of Novartis’ Group or to any of its Associated Persons pursuant to clause 9 (Access to Information and Accounts) where such information is required in relation to the reporting obligations of Novartis’ Group provided that Novartis shall take reasonable steps to ensure that any underlying information made available pursuant to that clause which is not at that time publicly reported by Novartis’ Group in accordance with its accounting requirements shall not be accessible by any person who has any material involvement with the operations, strategy or business affairs of the Material Competing Business.

4.3                              In the event that any member of Novartis’ Group Disposes of all (but not some only) of the B Shares in accordance with the provisions of this agreement to a person which owns (directly or indirectly) a Competing Business which [***] (a “Major Competitor”), then the provisions of:

[***]

in each case, shall cease to have any force and effect.

5.                                     BUSINESS PLAN

5.1                              Subject to clauses 5.3, 5.4 and 5.5, the Company shall procure that, by no later than 15 days prior to the end of each Accounting Period commencing after Completion, the Executive Management shall have prepared and submitted to the Board a revised draft of the Business Plan for the Company’s Group covering the three year period commencing at the start of the next following Accounting Period to replace the prior existing Business Plan (a “Revised Draft Business Plan”).

5.2                              Each Revised Draft Business Plan submitted to the Board in accordance with clause 5.1 shall include, but not be limited to, the items and subject matter of the Initial Business Plan.

5.3                              Each Revised Draft Business Plan shall be reviewed by the Board in conjunction with the Executive Management and shall be finalised by the Board prior to the start of the first Accounting Period to which it relates.  Promptly following such finalisation, the Revised Draft Business Plan shall be approved and (subject to clause 4.1(L) (Reserved Matters)) adopted as the Business Plan by the Board in accordance with clause 8.4 (Proceedings of Directors).

5.4                              [***]

5.5                              [***]

6.                                     SHAREHOLDER APPOINTMENTS

6.1                              Subject to clause 7.1 (Executive Management), the First GSK Shareholder shall be entitled, by notice in writing to the Company and to the Novartis Shareholders, to nominate up to seven Directors and to direct the Company to remove any such nominee from office as a Director (with such notice, if any, as the First GSK Shareholder may require) from time to time, and the Company shall give effect to any such nomination (by appointing any nominee as a Director) or direction for removal (by removing the relevant Director from office).

6.2                              Subject to clauses 7.1 (Executive Management) and 20.10 (Novartis Put Option), the First Novartis Shareholder shall be entitled, by notice in writing to the Company and to the GSK Shareholders, to nominate up to four Directors and to direct the Company to remove any such nominee from office as a Director (with such notice, if any, as the First Novartis Shareholder may require) from time to time and the Company shall give effect to any such nomination (by appointing any nominee as a Director) or direction for removal (by removing the relevant Director from office).

6.3                              Any First GSK Shareholder or First Novartis Shareholder that removes a Director from office in accordance with the provisions of clause 6.1 or clause 6.2, respectively, or whose nominee Director vacates office, shall indemnify each other Shareholder (on its behalf and on behalf of each other member of its Group) and the Company (on its behalf and on behalf of each other member of its Group) against any claim, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of such Director ceasing to hold office.

6.4                              The First GSK Shareholder shall be entitled, by notice in writing to the Company and the First Novartis Shareholder, to nominate any A Director to be Chairman and to direct the Company to remove any such nominee from office (with such notice, if any, as the First GSK Shareholder may require) from time to time and the Company shall give effect to any such nomination (by appointing such nominee as Chairman) or direction for removal (by removing such nominee from office).  The Chairman shall preside at any Board meeting and general meeting at which he is present.  If such Chairman is not present at any Board meeting, the A Directors present (in person or by way of an alternate) may (acting by simple majority) appoint any one of their number to act as Chairman for the purpose of that meeting.  The Chairman or person chairing the meeting shall not have a casting vote.

6.5                              Each A Director shall be entitled, by notice in writing to the Company, to appoint any person as his or her alternate director to attend, speak and vote on behalf of such A Director at any one or more Board meetings.  Each B Director shall be entitled, by notice in writing to the Company, to appoint any person as his or her alternate director to attend, speak and vote on behalf of such B Director at any one or more Board meetings.  For the avoidance of doubt, any one person may be appointed as an alternate director for any one or more A Directors or B Directors, as the case may be, and any such person appointed by multiple Directors shall possess their combined voting power at any meeting.

6.6                              Each Shareholder shall, so far as it is legally able, exercise its rights in relation to the Company to procure that:

(A)                              any person nominated as a Director or Chairman by the First GSK Shareholder or the First Novartis Shareholder pursuant to this clause 6 shall be appointed as such as soon as reasonably practicable and any direction requiring the Company to remove such person shall be implemented as soon as reasonably practicable (or with such other notice as may have been directed by such Shareholder);

(B)                              no person is appointed as a Director other than pursuant to the First GSK Shareholder’s and the First Novartis Shareholder’s rights of appointment under clauses 6.1 and 6.2, respectively; and

(C)                              without prejudice to clause 6.7, no person is removed from his or her office as a Director other than pursuant to the First GSK Shareholder’s and the First Novartis Shareholder’s rights under clauses 6.1 and 6.2 respectively.

6.7                              In the event that the GSK Shareholders or the Novartis Shareholders cease to hold any A Shares or B Shares (as the case may be) in accordance with the provisions of this agreement, the First GSK Shareholder or the First Novartis Shareholder (as the case may be) shall procure that any and all of its nominee Directors resign from their office as

Director as soon as reasonably practicable thereafter (and with effect from the date on which such Shareholders ceased to hold any Shares and waive any and all rights they have as against the Company and/or any other member of its Group.

6.8                              The Company shall purchase and maintain with a reputable insurer, insurance effective from and including the date of this agreement, for or for the benefit of any person who is or was at any time a Director or director or officer of any member of the Company’s Group, including insurance against, subject to Law, any liability incurred by or attaching to him or her in respect of any act or omission in the actual or purported exercise of his or her powers, in each case, from and including the date of this agreement (or, if later, the date of appointment of such Director or director or officer of any member of the Company’s Group), and/or otherwise in relation to his or her duties, powers or offices in relation to any member of the Company’s Group (and all costs, charges, losses, expenses and liabilities incurred by him or her in relation thereto).

6.9                              The provisions of this clause 6 shall be subject to the provisions of clause 4.3 (Reserved Matters).

7.                                     EXECUTIVE MANAGEMENT

7.1                              The parties acknowledge and agree that:

(A)                              the initial CEO has been appointed by the Board as referred to in clause 2.1(E) (Establishment of the Company);

(B)                              any removal of the initial CEO and any appointment and/or removal of any subsequent CEO shall be a matter for the Board;

(C)                              the initial CFO has been appointed by the Board as referred to in clause 2.1(E) (Establishment of the Company);

(D)                              any removal of the initial CFO and any appointment and/or removal of any subsequent CFO shall be a matter for the Board, but subject to the provisions of clause 4.1(W) (Reserved Matters);

(E)                               the initial Head of OTC has been appointed by the Board as referred to in clause 2.1(E) (Establishment of the Company);

(F)                                any removal of the initial Head of OTC and any appointment and/or removal of any subsequent Head of OTC shall be a matter for the Board;

(G)                              the appointment of the members of the Executive Management (other than the CFO, the Head of OTC and, for the avoidance of doubt, the CEO) shall be a matter for the CEO, who shall be entitled to make such appointment from any employees, officers or directors of any member of the Company’s Group or from any other external sources, including GSK’s Group and Novartis’ Group, as specified in the CEO Terms of Reference;

(H)                             the members of Executive Management (other than the CEO) shall not be Directors;

(I)                                  the CEO shall be an A Director; and

(J)                                  subject and without prejudice to clause 8.5 (Proceedings of Directors) and clause 4 (Reserved Matters), the Board shall delegate operational control of the Company’s Group to the CEO in accordance with the CEO Terms of Reference.

7.2                              Subject to clause 7.3, the Board shall be responsible for the overall direction, supervision and management of the Company’s Group in accordance with the provisions of this agreement and subject always to the fiduciary duties of the Directors, save that the Board shall not pass or implement any resolutions in respect of any Reserved Matter unless the requisite approval from Novartis has first been obtained in accordance with clause 4 (Reserved Matters).

7.3                              The parties agree that the Executive Management shall have full operational control of the Business, subject to the CEO Terms of Reference, review by the Board and the provisions of clause 4 (Reserved Matters) and otherwise as provided for in this agreement, any of the Transaction Documents or any other agreement or document entered into by the Shareholders (or any of their Affiliates) in connection with any such document.

8.                                     PROCEEDINGS OF DIRECTORS

8.1                              Any Director may, and the secretary of any Company at the request of any Director or Shareholder shall, call a Board meeting.  Board meetings shall be held at least four times a year.  The following provisions shall apply in respect of the location of Board meetings:

(A)                              all Board meetings shall be held in the United Kingdom; and

(B)                              any Director not physically present at a Board meeting shall be entitled to participate in such meeting by telephone, provided that a majority of the Directors attending such meeting are physically present in the United Kingdom.

8.2                              Unless otherwise agreed in writing by the Shareholders or where shorter notice is reasonably determined to be necessary by the Chairman or the CEO to deal with any emergency or urgent issue, at least ten Business Days’ notice of each Board meeting shall be given to each Director entitled to attend and the notice shall be accompanied by an agenda, setting out in such detail as is reasonable and practicable in the circumstances, the subject matter of the meeting.  The Company shall procure that any papers to be circulated to the Directors in respect of such meeting, if not circulated with the notice and the agenda, shall be circulated as soon as reasonably practicable thereafter and in any event not less than 48 hours prior to such meeting.  Breach of this clause 8.2 shall not affect the validity of any Board meeting which has otherwise been validly convened and which is quorate.

8.3                              Subject to clause 8.5, the following provisions shall apply in respect of quorum:

(A)                              a Board meeting (including any reconvened Board meeting held pursuant to clause 8.3(C)) shall be quorate if at least two Directors, including at least one A Director and at least one B Director, are present or represented by an alternate; save that, where no A Director has attended or been represented by an alternate at the previous two Board meetings or where no B Director has attended or been represented by an alternate at the previous two Board meetings, such a meeting shall be quorate if at least two Directors (whether or not an A Director and a B Director are amongst their number) are present or represented by an alternate;

(B)                              a Director present or represented by an alternate shall be counted in the quorum and be entitled to vote at a Board meeting on any resolution to be put to the Directors at such meeting; and

(C)                              if a quorum is not present at a Board meeting at the time when any business is considered any Director may require that such meeting be reconvened.  At least five Business Days’ notice of any reconvened meeting shall be given to the Directors unless otherwise agreed in writing by the Shareholders.

8.4                              Resolutions of the Directors shall be decided by a majority of the votes cast and each Director present or represented by an alternate shall have one vote, save that, in the event that at any meeting not all the A Directors or B Directors (as the case may be) are present, the A Directors or the B Directors (as the case may be) that are present shall possess in that meeting the combined voting power of all of the A Directors or the B Directors (as the case may be) at such meeting.  In the case of an equality of votes, the Chairman of the meeting shall not have a casting vote.

8.5                              The following provisions shall apply in the event of a Relevant Matter:

(A)                              a Director shall not be:

(i)                                    entitled to attend or vote at the part of any Board meeting at which any Relevant Matter is considered in respect of any GSK Shareholder or any other member of its Group (if he or she is an A Director) or any Novartis Shareholder or any other member of its Group (in he or she is a B Director) (each a “Relevant Party” in relation to such Director); or

(ii)                                 counted in the quorum (nor shall his or her presence be required in order to constitute a quorum if it would otherwise be required under this agreement) for any part of a Board meeting referred to in clause 8.5(A)(i) and, in such circumstances:

(a)                                where the Relevant Party is a member of GSK’s Group, a quorum shall exist if at least two B Directors are present or represented by an alternate; and

(b)                                where the Relevant Party is a member of Novartis’ Group, a quorum shall exist if at least two A Directors are present or represented by an alternate,

save that, in respect of the matters referred to in paragraphs (iii) and (iv) of the definition of Relevant Matter, the provisions of clause 8.5(A)(i) and 8.5(A)(ii) shall not apply to the CEO, who shall therefore be entitled to attend, vote and be counted in the quorum at any part of any Board meeting, regardless of whether any Relevant Matter is being considered in respect of any GSK Shareholder (or such other member of its Group) during such part;

(B)                              any decisions, actions or negotiations to be taken or conducted by any member of the Company’s Group in relation to a Relevant Matter shall be delegated to those Directors (including, where relevant, the CEO) that are entitled, in accordance with clause 8.5(A)(ii), to count in the quorum for the relevant part of the relevant Board meeting referred to in clause 8.5(A)(i), and that delegation shall be on terms which give those Directors (including, where relevant, the CEO), acting on a majority basis, full authority on behalf of the relevant member of the Company’s Group to take such decisions and actions and conduct such negotiations as they shall (acting in good faith in the best interests of the relevant member of the Company’s Group, having regard to their fiduciary duties and subject always to clause 24.1 (Shareholder Undertakings), but otherwise acting in their absolute discretion) think fit; and

(C)                              any right of action which the Company or another member of its Group may have in respect of breach of any Transaction Document or of any other obligation owed to the Company or any other member of its Group where a Shareholder or another member of its Group is responsible for the breach or responsible for performance of the obligation shall be prosecuted as follows:

(i)                                    where the responsible person is a member of GSK’s Group, by the B Directors; and

(ii)                                 where the responsible person is a member of Novartis’ Group, by the A Directors,

and, in each case, those Directors, acting on a majority basis, shall have full authority on behalf of the Company or the relevant member of its Group to notify, commence proceedings in respect of, negotiate, litigate and settle any claim arising out of the breach or exercise any right (including any right of termination) arising out of the breach (acting in good faith in the best interests of the relevant member of the Company’s Group, having regard to their fiduciary duties and subject always to clause 25.1 (Shareholder Undertakings) but otherwise acting in their absolute discretion) and the Shareholders shall take all steps within their power to give effect to the provisions of this clause 8.5(C).

Subject to clause 4 (Reserved Matters), the Board may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee consisting of such persons (whether or not Directors) as it sees fit, provided that the Novartis Shareholders shall have the right to appoint such number of its representatives to any such committee as results in those representatives comprising the same proportion (or as nearly the same proportion as may be practicable) of that committee as the proportion that the B Directors represent to the total number of Directors on the Board (and, for the avoidance of doubt, clause 8.4 shall apply mutatis mutandis in relation to the voting rights of such representatives on the committee).  Any committee so formed shall, in the exercise of its powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.  The meetings and proceedings of any such committee shall be governed by the provisions contained in this clause 8, unless the parties otherwise agree.

9.                                     ACCESS TO INFORMATION AND ACCOUNTS

9.1                              Subject to clauses 9.3 and 9.4, the Company shall provide each Shareholder with access to and copies of the following:

(A)                              any Business Plan as soon as reasonably practicable and, in any event, within 5 Business Days following finalisation of the same in accordance with clause 5 (Business Plan);

(B)                              within 25 days of each calendar month end (except for December), the monthly management accounts of the Company’s Group prepared on the basis of the Accounting Policies, which shall, among other things, (i) include a turnover analysis by major product; (ii) include a consolidated core income statement down to core operating profit; and (iii) show the carrying value allocated to the assets contributed by Novartis to the Company pursuant to the Contribution Agreement and the related amortisation and depreciation, in each case for that month and for the year to that month end;

(C)                              within 30 days of the end of each of the first three quarters in any Accounting Period, an unaudited quarterly report of the Company’s Group prepared by the Executive Management on the basis of the Accounting Policies showing, amongst other things, the geographic analysis of turnover by major product, consolidated balance sheet, consolidated income statement (including the split between core and non-core income), consolidated statement of comprehensive income and consolidated cash flow statement, Readily Available Cash and supporting notices for each of the foregoing as appropriate, for that quarter and for the year to that quarter end (such quarterly report for each quarter being the “Quarterly Accounts”);

(D)                              by no later than 15 December in each Accounting Period, a report from the auditors of the Company’s Group in relation to the results for the 9-month period ended 30 September in such Accounting Period in a customary form for a report on such a period;

(E)                               as soon as reasonably practicable and, in any event, no later than 28 February in each Accounting Period, the draft Accounts (prepared in accordance with the Accounting Policies) for the immediately preceding Accounting Period;

(F)                                as soon as reasonably practicable and, in any event, no later than 15 April in each Accounting Period, the Accounts (prepared in accordance with the Accounting Policies) for the immediately preceding Accounting Period;

(G)                              as part of the Board papers circulated for each quarterly Board meeting, an Alliance Market Quarterly Report in respect of the previous quarter;

(H)                             as soon as reasonably practicable and, in any event, by no later than 28 February in each Accounting Period, an Alliance Market Transfer Pricing Report for the immediately preceding Accounting Period; and

(I)                                  as part of each Revised Draft Business Plan, the Alliance Market Annual Financial Targets;

(J)                                  as soon as reasonably practicable following the entry into or material amendment of any Alliance Market Distribution Agreement or other arrangement between the Company’s Group and the Alliance Market Businesses, details of the material terms of such amendments or arrangements;

(K)                              all such other information and records of the Company and/or any other member of its Group as such Shareholder may reasonably require from time to time in connection with the following (such information and records to be provided as soon as reasonably practicable after any such request and, in any event, the Company shall use reasonable endeavours to provide such information within 20 Business Days of any such request):

(i)                                    the preparation and filing of such Shareholder’s accounts (and/or the accounts of any other member of such Shareholder’s Group);

(ii)                                 the preparation and filing of the Tax returns or other Tax filings or correspondence with a Tax Authority of that Shareholder (and/or any other member of such Shareholder’s Group) in relation to any jurisdiction in which such returns or filings are required to be made;

(iii)                              the compliance by such Shareholder or any other member of such Shareholder’s Group with any reporting obligation if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, The Panel on Takeovers and Mergers, the U.S. Securities Exchange Commission, the New York Stock Exchange or the SIX Swiss Exchange, whether or not the requirement for information has the force of law; and/or

(iv)                             the compliance by such Shareholder or any member of such Shareholder’s Group with any requirement of any Pharmaceutical Regulatory Authority,

and for the avoidance of doubt, such information may include any raw data which is used to generate financial information in respect of the Company’s Group (or any individual member of the Company’s Group) including, for the avoidance of doubt, the information referred to in this clause 9.1.

9.2                              Subject to clauses 9.3 and 9.4, the Company shall provide each Shareholder with all such other information and/or records of the Company and/or any other member of its Group as such Shareholder and/or any other member of its Group may reasonably request from time to time in relation to the Company and its Group to the extent that any such request is consistent with the information that a Director may reasonably request from time to time in connection with the discharge of his or her duties as a Director (all such information and/or records to be provided as soon as reasonably practicable after the request).  The Company shall be deemed to have complied with its obligations under this clause 9.2 if it has dedicated a reasonable amount of time (to be judged by the Board acting in good faith) to collecting and gathering any such information and/or records.

9.3                              No Shareholder shall be entitled to require the Company or any member of its Group to restate financial or other information for any purpose (including the preparation of such Shareholder’s: (i) accounts (or the accounts of that Shareholder’s Group); or (ii) Tax returns or other Tax filings or correspondence with a Tax Authority).

9.4                              All material records of the Company’s Group shall be retained in accordance with and for the same period of time as required by the document retention policies of GSK’s Group from time to time.  Subject to clauses 9.2 and 9.3, the Company shall maintain the necessary records and prepare the necessary information reasonably required by any Shareholder (or any members of its Group) in relation to the earnings and foreign Taxes paid by each member of the Company’s Group for US federal tax purposes, Swiss tax purposes or UK tax purposes (and similar records/information reasonably required for other jurisdictions notified to the Company by any Shareholder).

9.5                              Each Director is irrevocably authorised by the Company to disclose to the Shareholder that nominated such Director and the other members of such Shareholder’s Group any information or records belonging to or concerning the Company, any other member of its Group or the Business and/or assets of the Company and/or any other member of its Group that it receives during the course of his or her office, subject to the provisions of clauses 4.2 (Reserved Matters) and 28 (Confidentiality).

9.6                              In relation to any public disclosure of financial information to be made by Novartis (or any other member of its respective Group), the financial information to be taken into account in respect of the Company’s Group may be the latest financial information provided to Novartis pursuant to this clause 9 and may include estimated financial information for a maximum period of one month, provided that (i) Novartis continues to report before GSK and (ii) if any such estimated financial information is included, that public disclosure makes it clear on the face of it that it is estimated (and not actual) financial information.

9.7                              Pursuant to the terms of the Implementation Agreement, GSK and Novartis agreed to use reasonable endeavours to procure that their respective external auditors cooperated prior to Completion to agree the necessary processes and reporting procedures in relation to the Company’s Group that would be required to ensure that Novartis’ external auditors are able to meet their obligations in relation to the US Securities and Exchange Commission and Public Company Accounting Oversight Board auditing requirements.  The Shareholders shall procure, to the extent they are legally able, that the Company takes reasonable steps from Completion to implement any such agreed processes and reporting procedures and to provide Novartis’ external auditors with reasonable access to the Company’s external auditors to enable Novartis to finalise its annual reporting procedures if and to the extent required in connection with such agreed processes and procedures.

10.                              ALLIANCE MARKETS

Alliance Market Distribution Agreements

10.1                       GSK shall procure that the relevant entity in GSK’s Group shall and the Company shall procure that the relevant entity in the Company’s Group shall, enter into a distribution agreement in respect of each Alliance Market in the form to be agreed between GSK and Novartis:

(A)                              in respect of the Novartis Alliance Market Businesses, with effect from the date on which distribution transfers from the relevant Novartis entity to the relevant GSK entity in such Alliance Market in accordance with the TDSA; or

(B)                              in respect of the GSK Alliance Market Businesses, within 90 days following Completion.

(in each case, an “Alliance Market Distribution Agreement”).

10.2                       The transfer pricing, gross margins and operating performance for Alliance Market Businesses shall be reviewed by the Board and the Executive Management on a regular basis in accordance with clause 9 and the CEO Terms of Reference.

10.3                       [***]

10.4                       [***]

10.5                       If the Company reasonably believes that a payment by GSK to the Company in accordance with clause 10.4 will be subject to Tax in the Company’s hands, the Company shall give GSK written notice of such belief no later than 5 Business Days before the payment is due to be made.  If such notice is given to GSK, GSK shall procure that the payment is made by way of a payment by one holder of the A Shares to subscribe for one deferred ordinary share (other than an A Share or B Share) in the capital of the Company.  On each occasion (if any) that a holder of A Shares is required to subscribe for one deferred ordinary share, immediately after such subscription, Novartis shall procure that one holder of the B Shares subscribes for one deferred ordinary share (other than an A Share or a B Share) in the capital of the Company at nominal value.

11.                              DIVIDENDS

11.1                       Subject to clause 11.2, in respect of each Half-Yearly Accounting Period (beginning with the first full Half-Yearly Accounting Period falling after Completion), the Company shall distribute to the Shareholders, in proportion to their respective Percentage Interests, an amount equal to the aggregate amount of Readily Available Cash held by the Company’s Group in excess of the Base Cash Amount on the date on which such dividend is paid.

11.2                       The Company shall only be required to declare and/or pay dividend(s) in accordance with clause 11.1 to the extent that:

(A)                              it has sufficient distributable reserves to do so; and

(B)                              there are no amounts outstanding (in respect of interest, principal or otherwise) under any Shareholder Loan(s).

11.3                       The Company shall not declare and/or pay a dividend in respect of any Half-Yearly Accounting Period any later than four months following the end of such Half-Yearly Accounting Period, unless otherwise agreed between the parties.

11.4                       Dividends shall be paid in Sterling.  All dividends in respect of any Half-Yearly Accounting Period shall be paid to all the Shareholders on the same day and by way of inter-bank transfer or by other electronic means for same day value directly to an account with a bank or other financial institution (or other organisations operating deposit accounts) as notified in writing by the relevant Shareholder to the Company.  In the absence of any such notification, the Company shall hold the amount of the relevant dividend on trust for the relevant Shareholder for a period of 12 months.  In the event that no such notification is given within such 12 month period, the Company shall cease to hold the amount of such dividend on trust for the relevant Shareholder and shall be entitled to treat the amount of such dividend as its own.

11.5                       The Shareholders and the Company shall cooperate and take such steps as are reasonably required in connection with distributable reserves planning for the Company and its Group, and they confirm that they intend to seek to maximise the amount of the dividends payable pursuant to clause 11.1 in respect of any Half-Yearly Accounting Period, subject always to the best interests of the Company and its Group.  Other than in compliance with the provisions of this agreement, no party to this agreement shall:

(A)                              employ (or procure the employing of) any device or technique; or

(B)                              participate (or procure participation) in any transaction or arrangement,

in each case with the purpose of circumventing or restricting the amount of the dividends payable by the Company pursuant to clause 11.1 (including by seeking to minimise Readily Available Cash for that purpose).

11.6                       The Company shall instruct its auditors to report on the distributable reserves position of the Company at the same time as they sign their report on the Accounts.

11.7                       The Company shall, so far as it is legally able, procure that (and the Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that) all resolutions for the declaration or payment of dividends or other payments consistent with this clause 11 are duly passed by the relevant members of the Company’s Group and the Board (as applicable).

12.                              PRESENTATIONAL CURRENCY

The presentational currency of the Company shall be Sterling.  The presentational currency of all other members of the Company’s Group shall be as determined by the Board from time to time.

13.                              FUNDING AND CASH MANAGEMENT

13.1                       The parties intend that the Company’s Group will always maintain a level of Readily Available Cash at or above the Base Cash Amount.

13.2                       In the event that the Board determines that the Company’s Group requires funds (for the purposes of working capital, acquisitions, capital expenditure or otherwise) in excess of any funding it then currently has in place and other than in relation to a matter that would require the consent of Novartis pursuant to clause 4.1 (Reserved Matters), such funds (the “Required Funds”) will be requested by the Company from the Shareholders in proportion to their respective Percentage Interests.

13.3                       The Novartis Shareholders shall notify the Company in writing within 10 Business Days of receipt of any request from the Company pursuant to clause 13.2 as to whether or not they (or any other member of their Wholly-Owned Group) are willing to fund their aggregate proportionate amount of the Required Funds as set out in such request, there being no obligation on the Novartis Shareholders to do so.  In the event the Novartis Shareholders fail to so notify the Company within that time, the Novartis Shareholders shall be deemed to have notified the Company that neither they nor any member of their Wholly-Owned Group are willing to fund their proportionate amount of the Required Funds as set out in the relevant request from the Company pursuant to clause 13.2.

13.4                       In the event that the Novartis Shareholders:

(A)                              notify the Company that they (or a member of their Wholly-Owned Group) are willing to fund their proportionate amount of the Required Funds requested from the Shareholders pursuant to the relevant request referred to in clause 13.2, the Novartis Shareholders (or such other member of their Wholly-Owned Group) together shall, and the GSK Shareholders (or such other member of their Wholly-Owned Group) together shall, each enter into a loan agreement with the Company in respect of the relevant portion of such Required Funds in accordance with Schedule 5 (Shareholder Loans: Terms) (any such loans being “Joint Shareholder Loans”); or

(B)                              notify (or are deemed to have notified) the Company that they are not willing to fund their proportionate amount of the Required Funds, the GSK Shareholders (or any other member of their Wholly-Owned Group) shall fund the entirety of the Required Funds requested from the Shareholders pursuant to the relevant request referred to in clause 13.2 and the GSK Shareholders (or such other member of their Wholly-Owned Group) shall together enter into a loan agreement with the Company in respect of the entirety of the Required Funds on terms and conditions set out in Schedule 5 (Shareholder Loans: Terms) (any such loan being a “GSK Shareholder Loan”).

13.5                       The total amount of all Shareholder Loans outstanding at any given time shall be aggregated and repayments made to each Shareholder (or members of their Wholly-Owned Groups, as relevant) pro rata in proportion to the amount (principal and interest) owed to each Shareholder (or members of their Wholly-Owned Groups, as relevant) in relation to the aggregate amount of the Shareholder Loans.

13.6                       The Board shall determine the amount of Readily Available Cash held by the Company’s Group promptly following the finalisation of the Half-Yearly Accounts and of the Accounts and thereafter shall promptly and, in any event, prior to the declaration and/or payment of any dividend in respect of the relevant Half-Yearly Accounting Period pursuant to clause 11.1 (Dividends), first apply any amount of Readily Available Cash above the Base Cash Amount in repayment of any amounts outstanding under any Shareholder Loans on the basis set out in clause 13.5.

13.7                       The parties shall procure that GSK shall be permitted, for treasury purposes, to manage the Cash of the Company’s Group on a consolidated basis with the Cash of GSK’s Group on arm’s length terms provided that: (i) internal records are kept so that the Cash of the Company’s Group is readily capable of calculation and assessment; (ii) the Cash of the Company’s Group shall otherwise be managed on a basis consistent in all material respects with that on which the Cash of GSK’s Group is managed; and (iii) GSK’s Group retains a rating of at least BBB from Standard and Poor’s and Baa2 from Moody’s.

13.8                       Each of Novartis and GlaxoSmithKline shall, and shall procure that the relevant members of its Wholly-Owned Group shall, use commercially reasonable efforts to ensure that any member of Novartis’ Wholly-Owned Group or GlaxoSmithKline’s Wholly-Owned Group (as applicable) which enters into a loan agreement with the Company under clause 13.4(A) or 13.4(B) (as the case may be) is a person to which the Company will, under applicable law and relevant Tax Authority published practice as at the date of entry into such loan agreement, be entitled to make payments of interest without withholding or deduction for or on account of Tax (and for this purpose, it shall be assumed that any necessary procedural formalities are satisfied).  This clause 13.8 is without prejudice to the right of the Novartis Shareholders under clause 13.3 to refuse or to fail to respond to a request made under clause 13.2.

14.                              TAXATION

Surrenders of Tax losses

14.1                       If, in respect of any accounting period ending after Completion, any member of GSK’s Group or Novartis’ Group (as the case may be) has available an amount which it is able and willing to surrender by way of Consortium Relief (or otherwise) to the Company or to any member of the Company’s Group, and, in respect of its corresponding accounting period, the Company or such member of the Company’s Group (as the case may be) (the “claimant company”) is able to utilise all or any part of such amount, then that member of GSK’s Group or Novartis’ Group (as the case may be) which has such amount available (the “surrendering company”) shall be permitted to surrender it, or any part of it, to the claimant company, and the claimant company shall be obliged to accept such surrender, to the extent that the claimant company is able to utilise it, and the claimant company shall pay to the surrendering company such amount for that surrender as is equal to the Payment Amount, payable on the date or dates that the claimant company would have been liable for an amount of Tax but for that surrender (and, where there is more than one such date, in proportion to the amounts of Tax which would have been payable on each such date).

14.2                       In the event that any payment of a Payment Amount is made in respect of any surrender of Consortium Relief by a member of GSK’s Group or Novartis’ Group under clause 14.1, and Tax falls nevertheless to be charged in respect of the taxable profits that the relevant surrender was intended to relieve from such Tax (whether as a result of a Tax Authority refusing to allow Consortium Relief or subsequently withdrawing Consortium Relief in respect of the relevant claim, or for any other reason whatsoever), GSK or Novartis (as the case may be) shall procure that the surrendering company in respect of the relevant surrender shall forthwith repay to the claimant company such part of the Payment Amount as is attributable to the element of the surrender that did not have the effect of relieving from Tax the taxable profits intended to be relieved by virtue of the surrender together with interest at the rate or rates applicable to underpaid corporation tax for the period from payment to repayment of the relevant part of the Payment Amount.

Transfer pricing

14.3                       If and to the extent that a transfer pricing adjustment applies to adjust the profits and losses of the Company or any member of its Group after Completion and such transfer pricing adjustment:

(A)                              arises in respect of any transaction or series of transactions entered into between the Company (or any other member of its Group) and GSK (or any person connected with GSK) or Novartis (or any person connected with Novartis); and

(B)                              leads or may lead to a liability or an increased liability to Tax of the Company or a member of its Group,

then:

(i)                                    GSK agrees (where such transaction or series of transactions were entered into with GSK or any person connected with GSK) to make a payment to the Company or the relevant member of the Company’s Group equal (on an after Tax basis) to such liability, or such increase in a liability, to Tax; and

(ii)                                 Novartis agrees (where such transaction or series of transactions were entered into with Novartis or any person connected with Novartis) to make a payment to the Company or the relevant member of the

Company’s Group equal (on an after Tax basis) to such liability, or such increase in a liability, to Tax.

14.4                       If and to the extent that GSK (or any person connected with GSK) or Novartis (or any person connected with Novartis) has or may have an increased liability to Tax as a result of a transfer pricing adjustment in respect of which the Company or any member of the Company’s Group is able to claim a compensating adjustment, then:

(A)                              the Company shall, or shall procure that the relevant member of the Company’s Group shall, if GSK or Novartis (as the case may be) so requests, claim the compensating adjustment; and

(B)                              if the Company (or the relevant member of the Company’s Group) receives or obtains a payment or other Relief which comprises or would not have arisen but for such compensating adjustment, then the lesser of the amount received or the amount that the person concerned will save by virtue of the payment or other Relief (less any reasonable costs of recovering or obtaining such payment or other Relief and any Tax actually suffered thereon) shall be paid by the Company (or the relevant member of the Company’s Group) by way of balancing payment to GSK (or the relevant person connected with GSK) or Novartis (or the relevant person connected with Novartis), as the case may be.

14.5                       A balancing payment to be made under clause 14.4 shall be made (i) within ten Business Days from the date on which notice setting out the amount due is received by the Company or relevant member of the Company’s Group from GSK or Novartis (as the case may be) or, if later, (ii) in the case of a repayment of any Tax, five Business Days after such repayment is received by the Company or the relevant member of the Company’s Group, or in the case of the receipt of any other Relief, the date which is two Business Days prior to the last day on which the Company or the relevant member of the Company’s Group would have been due to make an actual payment of Tax had it not been for such Relief.

Secondary tax liabilities

14.6                       Subject to the provisions of clause 14.8, GSK covenants with the Company to pay to the Company an amount equal (on an after Tax basis) to:

(A)                              any payment of Tax for which any member of the Company’s Group is liable that would not have arisen but for the failure of any member of GSK’s Group to discharge that Tax; and

(B)                              any out-of-pocket costs or expenses reasonably and properly incurred by a member of the Company’s Group solely and directly in connection with any payment of Taxation as is referred to in clause 14.6(A) or in connection with any action taken in avoiding, resisting or settling any such payment of Taxation or in connection with taking or defending any action under this clause 14.6.

14.7                       Subject to the provisions of clause 14.8, Novartis covenants with the Company to pay to the Company an amount equal (on an after Tax basis) to:

(A)                              any payment of Tax for which any member of the Company’s Group is liable that would not have arisen but for the failure of any member of Novartis’ Group to discharge that Tax; and

(B)                              any out-of-pocket costs or expenses reasonably and properly incurred by a member of the Company’s Group solely and directly in connection with any payment of Taxation as is referred to in clause 14.7(A) or in connection with any action taken in avoiding, resisting or settling any such payment of Taxation or in connection with taking or defending any action under this clause 14.7.

14.8                       The covenants contained in clauses 14.6 and 14.7 shall not extend to any liability otherwise falling therein to the extent that:

(A)                              the liability is interest, a penalty or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after GSK or Novartis (as the case may be) has made a payment of an amount in respect of that liability to Tax under clauses 14.6 or 14.7 (as the case may be);

(B)                              the liability is paid or discharged by a person other than a member of the Company’s Group (except where a member of the Company’s Group is required to reimburse such person for such payment or discharge) or is otherwise compensated for without cost to any member of the Company’s Group; or

(C)                              a claim in respect of the liability can be made against GSK or Novartis (as the case may be) under clause 2 of the Tax Covenant.

14.9                       If any member of the Company’s Group receives any Secondary Liability Claim, the Company shall give notice in writing, or procure that notice in writing is given, to GSK and Novartis as soon as is reasonably practicable.  If GSK (in the case of a Secondary Liability Claim for which it may be liable) or Novartis (in the case of a Secondary Liability Claim for which it may be liable) shall indemnify the Company and any relevant member of the Company’s Group to the Company’s reasonable satisfaction against any liabilities, costs, damages, Tax, losses or expenses which may be incurred thereby, the Company shall, and shall procure that any relevant member of its Group shall, take such reasonable action as GSK (in the case of a Secondary Liability Claim for which it may be liable) or Novartis (in the case of a Secondary Liability Claim for which it may be liable) may by written notice request to dispute, resist or compromise such Secondary Liability Claim.

Structure and timing of indemnity payments

14.10                A payment to be made by GSK or Novartis (as the case may be) under clauses 14.3, 14.6, or 14.7 shall be made (i) subject to clause 14.11, within ten Business Days from the date on which notice setting out the amount due is received by GSK or Novartis (as the case may be) from the Company or a member of the Company’s Group or, if later, (ii) on the date which is two Business Days prior to the last date on which that payment of Tax may be made in order to avoid incurring a liability to interest or penalties.

14.11                Where it is agreed or determined that an amount is payable by GSK or Novartis (as the case may be) to the Company or to another member of the Company’s Group pursuant to clauses 14.3, 14.6 or 14.7, GSK, Novartis and the Company shall consult in good faith for a period of not less than ten Business Days (or such longer or shorter period as the parties may agree) with a view to agreeing an acceptable arrangement for satisfying the obligation to pay the amount so claimed in an efficient manner that does not prejudice the interests of the Company’s Group (which may involve, by way of example only, the GSK Shareholders or an Novartis Shareholders, as the case may be, subscribing for deferred shares in the Company or making an additional contribution to the Company in respect of shares in the Company which continue to be held by those persons).  If GSK, Novartis and the Company fail to agree on any particular manner of payment during the course of such consultations (but not before), the party which is liable to make the payment under clauses 14.3, 14.6 or 14.7 shall make that payment in Cash to the person entitled to it in accordance with clause 14.10.

14.12                At any time when a GSK Shareholder is resident in the United States for Tax purposes, a proposed change to the entity classification of each member of the Company’s Group (other than the Company) for US federal income tax purposes may be effected only after good faith negotiations, for a reasonable period, between the GSK Shareholders and the Novartis Shareholders, as to whether it is appropriate to make the proposed change.  Any such negotiations shall take into account the impact (if any) which that change in entity classification is reasonably likely to have on the US federal income tax position of GSK’s Group and of Novartis’ Group.

Novartis Nominated Tax Representative

14.13                The Company shall procure that the CFO, and any other relevant members of Executive Management, shall consult in good faith with the Novartis Nominated Tax Representative (if any) in relation to the development of and any significant changes to the Tax strategy of the Company’s Group.  For the purposes of this clause 14, the “Novartis Nominated Tax Representative” shall mean the B Director nominated as such by the First Novartis Shareholder, by notice in writing to the Company and the GSK Shareholders.

Section 7701(a)(30) of the Code

14.14                The parties shall use all commercially reasonable endeavours to ensure that any interests in the Company held by Shareholders that are US persons (within the meaning of section 7701(a)(30) of the Code) shall not be sufficiently large to make the Company a controlled foreign corporation for US federal Tax purposes.

Taxation definitions

14.15                In this clause:

(A)                              “balancing payment” means a payment made by a person to whom a compensating adjustment is available to a person who has suffered the transfer pricing adjustment to which the compensating adjustment relates;

(B)                              “Code” means the U.S. Internal Revenue Code of 1986, as amended, together with its implementing regulations;

(C)                              “compensating adjustment” means any Relief available to a person as a consequence of a transfer pricing adjustment made in respect of another person;

(D)                              a person is “connected” with GSK or Novartis (as the case may be) if it is connected with GSK or Novartis (as the case may be) for the purposes of the transfer pricing legislation in force in the territory in which a transfer pricing adjustment is imposed, provided that the Company and its Group shall be deemed not to be “connected” with GSK or Novartis;

(E)                               “Consortium Relief” means (in the United Kingdom) group relief (as defined in section 97 CTA 2010), available upon the making of a claim based on one of the three consortium conditions (as set out in sections 132 and 133 CTA 2010), and (in any other jurisdiction) any Relief which is equivalent to such United Kingdom relief;

(F)                                “Payment Amount” means, in respect of any surrender of Consortium Relief, an amount equal to the amount by which the claimant company’s liability to make an actual payment of or in respect of Tax is reduced as a result of such surrender of Consortium Relief;

(G)                              “Relief” means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account (or capable of being taken into account) in the calculation of a liability to, Taxation, or any right to a repayment of Taxation;

(H)                             “Secondary Liability Claim” means any notice, enquiry, demand, assessment, determination, letter or other document issued by a Tax Authority from which it appears that a member of the Company’s Group may be required to make an actual or suffer a deemed payment of Tax or may suffer the non-availability, loss, reduction or cancellation of a Relief, in each case, which may give rise to a claim against GSK or Novartis (as the case may be) under clause 14.6 or clause 14.7;

(I)                                  “transfer pricing adjustment” means the computation of profits or losses for tax purposes in relation to any transaction or series of transactions on a basis which substitutes arm’s length terms for the actual terms agreed, as finally determined by a Tax Authority;

(J)                                  a member of the Company’s Group shall be deemed to be liable for a payment of Tax, and to make that payment of Tax, if that member of the Company’s Group would be liable for a payment of Tax but for the use or setting off against profits or against a liability to pay Tax of any Relief, and such deemed payment of Tax shall be deemed to be due on the earliest possible date on which that Tax could have been due (ignoring for this purpose any application to postpone payment of, appeal against or amendment of any assessment or other notification of that Tax) but for the use or setting off of the Relief concerned;

(K)                              any reference to an obligation of a member of the Company’s Group (other than the Company) to perform any action shall be construed as an obligation of the Company to procure that such member of the Company’s Group performs such action; and

(L)                               other than for the purposes of clause 14.6 to clause 14.9 (inclusive), each Delayed Group Company shall be treated as part of the Company’s Group, and not as part of either Shareholder’s Group, in relation to the period beginning with Closing and ending immediately before the Delayed Group Company Closing in relation to that Delayed Group Company, and in this Clause 14.15(L) “Delayed Group Company” and “Delayed Group Company Closing” shall have the same meaning as in the Tax Covenant.

15.

15.1                       Each Shareholder Grouping hereby grants to the Company a right of first negotiation in relation to the disposal or other transfer of any [***] from time to time of any member of their respective Groups, such right of first negotiation and right of first refusal to be on the terms set out in the remainder of this clause 15.

15.2                       If at any time any [***] from time to time of any member of any Shareholder Grouping’s Group is or becomes a [***], the relevant Shareholder Grouping (the “[***]”) shall be required to notify the Company in writing of the same reasonably promptly (and in any event within 15 Business Days following the [***] and prior to the [***]) where:

(A)                              the [***] shall mean, [***]; and

(B)                              the [***] shall mean, [***];

and shall provide with such notification a copy of each of the items specified in clauses 15.2(A)(i) to 15.2(A)(iii) (inclusive), together with reasonable supporting materials and evidence.

15.3                       Following the service of any such notification (or the point at which such notification should have been made) in accordance with clause 15.2, the [***] shall not be permitted to make any application that would result in the [***] being achieved unless:

(A)                              one of the matters referred to in clauses 15.6(A) to 15.6(C) (inclusive) has occurred;

(B)                              pursuant to and in accordance with any binding documentation entered into between the Company and the relevant [***] (or the other relevant member(s) of their respective Groups) in relation to (amongst other things) the acquisition of the relevant [***] (or all rights and interests therein) pursuant to the process referred to in clause 15.6(B); or

(C)                              otherwise agreed between the parties.

15.4                       Subject to clause 15.9, no later than 60 days after the date on which the Company receives any notification in accordance with clause 15.2, the Company shall notify the relevant [***] in writing as to whether it is interested in acquiring the relevant [***] (or all rights and interests therein), upon [***].

15.5                       Subject to clause 15.9, if the Company notifies the relevant [***] in accordance with clause 15.4 that it is interested in acquiring the relevant [***] (or all rights and interests therein), from the relevant [***], upon [***], then, during the 3 month period from the date of such notification (the “[***]”):

(A)                              the relevant [***] shall not (and shall procure that no other member of its Group shall) enter into any discussions or negotiations with any Third Party in relation to the disposal or other transfer of, or actually dispose of or otherwise transfer (or agree to do so), the relevant [***] (or any rights or interests therein) to any person outside its Group; and

(B)                              the relevant [***] and the Company shall negotiate in good faith with a view to agreeing the terms and conditions upon which the Company (or another member of its Group) shall:

(i)                                    acquire the relevant [***] (or any rights and/or interests therein) from the relevant [***] (or another member of its Group); and

(ii)                                 fund the subsequent costs in connection with [***].

15.6                       Subject to clause 15.9, in the event that:

(A)                              the Company notifies the relevant [***] under clause 15.4 that it is not interested in acquiring the relevant [***] (or all rights and interests therein), upon [***];

(B)                              the Company fails to notify the relevant [***] under clause 15.4 as to whether or not it is interested in acquiring the relevant [***] (or all rights and interests therein), upon [***]; or

(C)                              the [***] expires and the Company and the relevant [***] (or the other relevant member(s) of their respective Groups) have not entered into a binding agreement in relation to the acquisition of the relevant [***] (or all rights and interests therein) and the funding of the costs in connection with [***];

the relevant [***] (and any other member of its Group) shall be free to:

(i)                                    enter into discussions and/or negotiations with a Third Party in relation to the disposal or other transfer of the relevant [***] (or all rights and interests therein), subject to clause 15.7; and

(ii)                                 notwithstanding the provisions of clause 27 (Protective Covenants) research, develop, manufacture, distribute, market, sell, promote and otherwise commercialise the relevant [***] upon [***] (and, for the avoidance of doubt, the relevant [***] (and any other member of its

Group) would be, subject to the provisions of this agreement, including this clause 15, free to research, develop, manufacture, distribute, market, sell, promote and otherwise commercialise the [***] until [***].

15.7                       The provisions of clause 8.5 (Proceedings of Directors) shall apply in relation to those actions or steps to be taken by the Company in connection with the process set out in this clause 15.

15.8                       This clause 15 shall not apply to any [***] owned or managed by any of the GSK Excluded Businesses or Novartis Excluded Businesses (if any).

15.9                       Notwithstanding the above provisions of this clause 15, in the event that the relevant [***] does not have the rights in relation to the relevant [***] to comply with the above provisions of this clause 15, the relevant [***] shall be under no obligation to comply with such provisions, but shall use its reasonable endeavours to obtain such rights so as to enable it to do so.

16.                              RESTRICTIONS ON DEALING WITH SHARES

16.1                       No Disposal of any Share or any legal or beneficial interest in any Share shall be permitted except a transfer of the entire legal and beneficial interest in the Share:

(A)                              that is permitted by any of clauses 17 (Permitted Transfers) to 23 (Interaction of Notices) (inclusive);

(B)                              in the case of a transfer of A Shares, with the prior written consent of the Novartis Shareholders (acting in their absolute discretion); or

(C)                              in the case of a transfer of B Shares, with the prior written consent of the GSK Shareholders (acting in their absolute discretion).

16.2                       Except pursuant to clause 17.1 (Permitted Transfers) or as otherwise agreed between the parties, no Disposal of any B Shares or A Shares shall be made unless all of the B Shares or A Shares (as the case may be) are Disposed of pursuant to the same transaction as if there were only one holder of B Shares and one holder of A Shares.

16.3                       If a Disposal of any Shares is permitted pursuant to this agreement, otherwise than to a member of the transferring Shareholder’s Group, that Shareholder must procure that any Shareholder Loans that are owed and outstanding to a member of that Shareholder’s Group at the time of transfer shall be transferred to the relevant transferee of those Shares (or a member of its Group) at the same time.

17.                              PERMITTED TRANSFERS

17.1                       A Shareholder may transfer all (but not some only) of its Shares to any other body corporate in the same Wholly-Owned Group (a “Group Transferee”), provided that the transferee shall first have entered into a Deed of Adherence in the form set out in Schedule 2 (Form of Deed of Adherence).

17.2                       A holder of Shares that is a member of GSK’s Wholly-Owned Group shall transfer, in a manner and to a transferee permitted by this agreement, all (but not some only) of the Shares held by it before it ceases to be in GSK’s Wholly-Owned Group.  A holder of Shares that is a member of Novartis’ Wholly-Owned Group shall transfer, in a manner and to a transferee permitted by this agreement, all (but not some only) of the Shares held by it before it ceases to be in Novartis’ Wholly-Owned Group.

17.3                       The transferor and the transferee of any Shares transferred under this clause 17 and the relevant Shareholder shall each provide to any other Shareholder at their own expense any information and evidence reasonably requested in writing by such other Shareholder for the purpose of determining whether the transfer to the proposed transferee complies with the terms of this clause 17.

17.4                       Without prejudice to clause 17.1, any Shareholder that transfers all (but not some only) of its Shares pursuant to this clause 17 shall procure that its relevant Group Transferee complies with the provisions of this agreement.

17.5                       The GSK Shareholders shall ensure at all times that the Company satisfies the requirements of Article 23(2)(c)(ii) of the income tax treaty dated 24 July 2001 between the United Kingdom and the United States.  For the purposes of this clause 17.5, no account shall be taken of any amendment, modification or replacement of that treaty which enters into force after the date of this agreement.

18.                              NOVARTIS TRANSFER AND GSK RIGHT OF FIRST REFUSAL

18.1                       Following the expiry of the Put Option Period, the Novartis Shareholders may only Dispose of the entire legal and beneficial interest in all (but not some only) of the B Shares, in accordance, and subject to compliance, with the remaining provisions of this clause 18.

18.2                       In the event that, following the expiry of the Put Option Period, the Novartis Shareholders (or any other member of their Group) receive an offer from a Third Party (the “B Share Purchaser”) to acquire the entire legal and beneficial interest in all (but not some only) of the B Shares, which the Novartis Shareholders (or such other member of their Group) intends to accept and which is:

(A)                              a bona fide offer in writing;

(B)                              from a Third Party that either already has the financial resources to fund the Cash consideration payable in connection with such offer or, on the basis of at least a highly confident letter(s) from a reputable financial institution(s) in connection with such offer, is highly likely to be able to fund the Cash consideration payable in connection with such offer;

(C)                              for consideration solely in the form of Cash and expressed as a fixed amount per Share and which contains, and is subject to or affected by, no other economic, price or value terms (and, accordingly, does not involve any form of contingent or deferred consideration);

(D)                              accompanied by a final draft share purchase agreement and a final draft of all other contractual documentation to be entered into with the B Share Purchaser and/or any other member of its Group, in relation to the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares;

(E)                               unconditional in all respects, except for any conditions relating to the obtaining of (i) any anti-trust approvals or consents, (ii) any other legal and/or regulatory approvals or consents, and (iii) any shareholder and/or Third Party consents, in any case, that are mandatorily required by Law in connection with the proposed acquisition, or that, if not obtained, would result in a material adverse effect on one or more of the parties to the proposed acquisition; and

(F)                                not part of, linked to or connected with, any other agreement, arrangement or understanding,

such offer being, the “B Share Offer”, the Novartis Shareholders shall notify the GSK Shareholders in writing (such notice being the “B Share Offer Notice”), specifying and providing in or attached to such notice the following:

(G)                              that Novartis wishes to transfer the entire legal and beneficial interest in all (but not some only) of the B Shares;

(H)                             that Novartis has received a bona fide offer in writing from the relevant B Share Purchaser to acquire the entire legal and beneficial interest in all (but not some only) of the B Shares and that such B Share Purchaser satisfies the criteria set out in clause 18.2(B);

(I)                                  the identity of the relevant B Share Purchaser;

(J)                                  the Cash consideration payable in respect of the B Share Offer, expressed as a fixed amount per Share (the “B Share Offer Price”) and confirming that the B Share Offer Price is not subject to or affected by any other economic, price or value terms (and, accordingly, does not involve any form of contingent or deferred consideration); and

(K)                              a copy of the documents referred to in clause 18.2(D) unredacted and unamended in any way such that the GSK Shareholders would be able to have a full and accurate understanding of all matters agreed or understood between the Novartis Shareholders and the relevant B Share Purchaser which would be considered relevant for the operation of this clause 18.

18.3                       The GSK Shareholders shall have 60 days from the date of the B Share Offer Notice (the “B Share Offer Period”) in which to notify the Novartis Shareholders in writing (such notice being the “B Share Acquisition Notice”) that they wish to acquire the entire legal and beneficial interest in all (but not some only) of the B Shares for the B Share Offer Price and otherwise on the following terms:

(A)                             completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares shall be conditional only upon (i) the obtaining within a period of six months of any anti-trust approvals or consents, (ii) the obtaining of any other legal and/or regulatory approvals or consents, and (iii) the obtaining of any shareholder and/or Third Party consents, in any case, as are mandatorily required by Law in connection with the proposed acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares, or that, if not obtained, would result in a material adverse effect on either or both of the GSK Shareholders (or any other members of their Group) and/or either or both of the Novartis Shareholders (or any other members of their Group) (such conditions being the “B Share Conditions”);

(B)                             the Shareholders shall (and shall procure that each other relevant member of their respective Groups shall) cooperate with one another (acting reasonably) with a view to satisfying the B Share Conditions as soon as reasonably practicable following receipt by the Novartis Shareholders of the B Share Acquisition Notice;  and

(C)                             completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares shall occur in accordance with the provisions of clause 22 (Completion of Share Transfers) on the tenth Business Day following the later of:

(i)                                    the day on which all of the B Share Conditions have all been satisfied (or waived (in whole or in part) by the GSK Shareholders); and

(ii)                                 3 months following the date of the B Share Acquisition Notice,

and, upon receipt of any such notification, there shall be a binding agreement between the GSK Shareholders and the Novartis Shareholders in respect of the same.

18.4                       In the event that no such B Share Acquisition Notice is delivered in the relevant B Share Offer Period in response to the relevant B Share Offer Notice (or the agreement resulting from clause 18.3 lapses or terminates other than as a result of the Novartis Shareholders’ default), the Novartis Shareholders may dispose of their entire legal and beneficial interest in all (but not some only) of the B Shares to the relevant B Share Purchaser, provided that definitive documentation in respect of such disposal is entered into:

(i)                                    within 10 Business Days of the expiry of the B Share Offer Period; and

(ii)                                 on terms and conditions that are no less onerous and no more generous to the relevant B Share Purchaser than those set out in the B Share Offer Notice,

and, prior to completion of such disposal, the relevant B Share Purchaser and the ultimate parent company of such Third Party (if any) enters into a Deed of Adherence in the form set out in Schedule 2 (Form of Deed of Adherence).

18.5                       The parties agree that no B Share Offer Notice may be served until at least twelve months following the termination of any previous process pursuant to this clause 18.

18.6                       Notwithstanding any other provisions of this agreement, the parties further agree that in the event that the B Share Purchaser becomes a Shareholder pursuant to clause 18.4, such B Share Purchaser shall not, and shall be prohibited from, exercising any rights under this clause 18 until the day following the fifth anniversary of the date on which it became a Shareholder.

19.                              GSK TRANSFER AND NOVARTIS RIGHT OF FIRST REFUSAL AND TAG RIGHT

19.1                       Following the expiry of the GSK Restricted Period, the GSK Shareholders may only Dispose of the entire legal and beneficial interest in all (but not some only) of the A Shares, in accordance, and subject to compliance, with the remaining provisions of this clause 19.

19.2                       In the event that, following the expiry of the GSK Restricted Period, the GSK Shareholders (or any other member of their Group) receive an offer from a Third Party (the “A/B Share Purchaser”) to acquire the entire legal and beneficial interest in all (but not some only) of the A Shares, which the GSK Shareholders (or such other member of their Group) intends to accept and which is:

(A)                              a bona fide offer in writing;

(B)                              from a Third Party that either already has the financial resources to fund the Cash consideration payable in connection with such offer or, on the basis of at least a highly confident letter(s) from a reputable financial institution(s) in connection with such offer, is highly likely to be able to fund the Cash consideration payable in connection with such offer;

(C)                              for consideration solely in the form of Cash and expressed as a fixed amount per Share and which contains, and is subject to or affected by, no other economic, price or value terms (and, accordingly, does not involve any form of contingent or deferred consideration);

(D)                              accompanied by a final draft share purchase agreement and a final draft of all other contractual documentation to be entered into with the relevant A/B Share Purchaser and/or any other member of its Group, in relation to the acquisition of the entire legal and beneficial interest in all (but not some only) of the A Shares;

(E)                               unconditional in all respects, except for any conditions relating to the obtaining of (i) any anti-trust approvals or consents, (ii) any other legal and/or regulatory approvals or consents, and (iii) any shareholder and/or Third Party consents, in any case, that are mandatorily required by Law in connection with the proposed acquisition, or that, if not obtained, would result in a material adverse effect on one or more of the parties to the proposed acquisition; and

(F)                                not part of, linked to or connected with, any other agreement, arrangement or understanding,

such offer being the “A Share Offer”, the GSK Shareholders shall notify the Novartis Shareholders in writing (such notice being the “A Share Offer Notice”), specifying and providing in or attached to such notice the following:

(G)                              that the GSK Shareholders wish to transfer the entire legal and beneficial interest in all (but not some only) of the A Shares;

(H)                             that the GSK Shareholders (or any other member of their Group) has received a bona fide offer in writing from the relevant A/B Share Purchaser to acquire the entire legal and beneficial interest in all (but not some only) of the A Shares and that such A/B Share Purchaser satisfies the criteria set out in clause 19.2(B);

(I)                                  the identity of the relevant A/B Share Purchaser;

(J)                                  the Cash consideration payable in respect of the A Share Offer, expressed as a fixed amount per Share (the “A Share Offer Price”) and confirming that the A Share Offer Price is not subject to or affected by any other economic, price or value terms (and, accordingly, does not involved any form of contingent or deferred consideration); and

(K)                              a copy of the documents referred to in clause 19.2(D) unredacted and unamended in any way such that the Novartis Shareholders would be able to have a full and accurate understanding of all matters agreed or understood between the GSK Shareholders (or any other member of their Group) and the relevant A/B Share Purchaser which would be considered relevant for the operation of this clause 19.

19.3                       The Novartis Shareholders shall have 60 days from the date of the A Share Offer Notice (the “A Share Offer Period”) in which to notify the GSK Shareholders in writing (such notice being, the “A Share Acquisition Notice”) that they wish to acquire the entire legal and beneficial interest in all (but not some only) of the A Shares for the A Share Offer Price and otherwise on the following terms:

(A)                             completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the A Shares shall be conditional only upon (i) the obtaining within a period of six months of any anti-trust approvals or consents, (ii) the obtaining of any other legal and/or regulatory approvals or consents, and (iii) the obtaining of any shareholder and/or Third Party consents, in any case, as are mandatorily required by Law in connection with the proposed acquisition of the entire legal and beneficial interest in all (but not some only) of the A Shares, or that, if not obtained, would result in a material adverse effect on either or both of the GSK Shareholders (or any other member of their Group) and/or either or both of the Novartis Shareholders (or any other member of their Group) (such conditions being, the “A Share Conditions”);

(B)                             the Shareholders shall (and shall procure that each other relevant member of their respective Groups shall) cooperate with one another (acting reasonably) with a view to satisfying the A Share Conditions as soon as reasonably practicable following receipt by the GSK Shareholders of the A Share Acquisition Notice; and

(C)                             completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the A Shares shall occur in accordance with the provisions of clause 22 (Completion of Share Transfers) on the tenth Business Day following the later of:

(i)                                    the day on which all of the A Share Conditions have all been satisfied (or waived (in whole or in part) by the GSK Shareholders); and

(ii)                                 3 months following the date of the A Share Acquisition Notice.

and, upon receipt of any such notification, there shall be a binding agreement between the GSK Shareholders and the Novartis Shareholders in respect of the same.

19.4                       In the event that no such A Share Acquisition Notice is delivered in the relevant A Share Offer Period in response to the relevant A Share Offer Notice (or the agreement resulting from clause 19.3 lapses or terminates other than as a result of the GSK Shareholders’ default), the GSK Shareholders may dispose of the entire legal and beneficial interest in all (but not some only) of the A Shares to the relevant A/B Share Purchaser, provided that:

(A)                              prior to entering into definitive documentation in respect of such disposal, they procure that such A/B Share Purchaser makes a further binding offer (by way of notice in writing) to the Novartis Shareholders (which shall be open for acceptance for a period of 10 Business Days following receipt of such notice) to acquire the entire legal and beneficial interest in all (but not some only) of the B Shares for the same per Share consideration as the A Share Offer and otherwise on (and, unless otherwise agreed between the parties, only on) the following terms:

(i)                                    completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares by such A/B Share Purchaser shall be conditional only upon completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the A Shares by the A/B Share Purchaser; and

(ii)                                 completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares shall occur in accordance with the provisions of clause 22 (Completion of Share Transfers) on the same day and subject to the completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the A Shares by the A/B Share Purchaser, such further binding offer being the “Tag Share Offer” and such notice being the “Tag Share Offer Notice”; and

(B)                              definitive documentation in respect of such disposal is entered into:

(i)                                     within 10 Business Days of the expiry of the A Share Offer Period; and

(ii)                                  on terms and conditions that are no less onerous and no more generous to the relevant A/B Share Purchaser than those set out in the A Share Offer Notice,

and, in the event that the Novartis Shareholders do not accept the Tag Share Offer within the timeframe specified in clause 19.4(A) (or the agreement resulting from the Novartis Shareholders’ acceptance of the Tag Share Offer lapses or terminates), then, prior to completion of such disposal, the A/B Share Purchaser and the ultimate parent company of the A/B Share Purchaser (if any) enters into a Deed of Adherence in the form set out in Schedule 2 (Form of Deed of Adherence).

19.5                       The parties agree that no A Share Offer Notice may be served until at least twelve months following the termination of any previous process pursuant to this clause 19.

19.6                       Notwithstanding any other provisions of this agreement, the parties further agree that in the event that the A/B Share Purchaser becomes a Shareholder pursuant to clause 19.4, such A/B Share Purchaser shall not, and shall be prohibited from, exercising any rights under this clause 19 until the day following the fifth anniversary of the date upon which it became a Shareholder.

20.                              NOVARTIS PUT OPTION

Grant and exercise of Put Option

20.1                       The “Put Option” is the right of the Novartis Shareholders to require the GSK Shareholders to acquire the B Shares in a maximum of four tranches (each a “Tranche”) in consideration for the payment by the GSK Shareholders to the Novartis Shareholders of the Put Option Price in respect of the relevant Tranche, which shall be exercisable by the Novartis Shareholders in accordance with, and on the terms set out in, this clause 20.

20.2                       Subject to clauses 20.4, 20.5 and 20.13, at any time during the Put Option Period except during a Put Option Prohibited Period, the Novartis Shareholders may exercise the Put Option by serving notice on the GSK Shareholders (a “Put Exercise Notice” and the date on which any Put Exercise Notice is served being the “Put Exercise Notice Date”) in accordance with the provisions of this clause 20.  Once a Put Exercise Notice is served in accordance with this agreement, that Put Exercise Notice shall be irrevocable and may not be amended.

20.3                       The Novartis Shareholders shall only be permitted to serve a Put Exercise Notice under clause 20.2 in respect of B Shares representing:

(A)                              in any first Tranche:

(i)                                    7.5 per cent. of the Shares; or

(ii)                                 36.5 per cent. of the Shares (or such other amount as is, at that time, equal to 100% of the Novartis Shareholders’ B Shares);

(B)                              in any second Tranche:

(i)                                    7.5 per cent. of the Shares; or

(ii)                                 29 per cent. of the Shares (or such other amount as is, at that time, equal to 100% of the Novartis Shareholders’ B Shares);

(C)                              in any third Tranche:

(i)                                    7.5 per cent. of the Shares; or

(ii)                                 21.5 per cent. of the Shares (or such other amount as is, at that time, equal to 100% of the Novartis Shareholders’ B Shares); and

(D)                              in any fourth Tranche, 14 per cent. of the Shares (or such other amount as is, at that time, equal to 100% of the Novartis Shareholders’ B Shares),

in each case, with the B Shares the subject of such Put Exercise Notice being the “Put Shares”, the percentage of the Shares represented by the Put Shares being the “Tranche Percentage” and any Tranche representing less than 100% of the Novartis Shareholders’ remaining B Shares at that time being a “Partial Put”.  Any Put Exercise Notice must state the percentage of the Shares that the Novartis Shareholders are exercising their Put Option in relation to, being one of those set out in clauses 20.3(A) to 20.4(D) (inclusive).

20.4                       If a Put Exercise Notice is served in accordance with clause 20.2, in respect of a Partial Put, prior to the date falling six years following the Completion Date, the next Put Exercise Notice (if any) shall not be served at any time during the period of 18 months following that prior Put Exercise Notice Date.

20.5                       Subject to clause 20.4, if a Put Exercise Notice is served in accordance with clause 20.2, in respect of a Partial Put, after the date falling six years following the Completion Date, the next Put Exercise Notice (if any) shall not be served at any time during the period of 12 months following that prior Put Exercise Notice Date.

Put Option Price

20.6                       The price payable at the Put Option Completion Date for the relevant Put Shares (the “Put Option Price”) shall be the Pounds Sterling amount calculated by multiplying:

(A)                              the Put Option Market Value (which shall be determined in accordance with Schedule 3 (Price Determination)); and

(B)                              the Tranche Percentage.

The Put Option Price shall be adjusted after Put Option Completion pursuant to clause 20.12(A) and such adjusted amount shall be adopted for all tax reporting purposes.  The Put Option Price shall be payable in Pounds Sterling in accordance with the provisions of clause 22.2(B) (Completion of Share Transfers) on the Put Option Completion Date.  Prior to Put Option Completion, GSK and Novartis may discuss between them (acting in good faith) the possibility of the Put Option Price being paid in a different currency to Pounds Sterling, but nothing in this clause 20.6 shall bind them to reaching an agreement in respect of the same.

Put Option Completion

20.7                       The parties shall cooperate with each other (acting reasonably) and use all reasonable endeavours to effect completion of the Put Option in respect of any Put Shares (“Put Option Completion”) as soon as reasonably practicable following the determination of the Put Option Market Value and the satisfaction of any Put Option Conditions.  In any event, Put Option Completion shall occur [***] (the date of Put Option Completion being the “Put Option Completion Date”).  Put Option Completion shall occur in accordance with clause 22 (Completion of Share Transfers).  At Put Option Completion:

(A)                              the GSK Shareholders shall pay the Put Option Price to the Novartis Shareholders in Pounds Sterling in accordance with the provisions of clause 22.2(B) (Completion of Share Transfers); and

(B)                              the GSK Shareholders shall or shall procure that the Company shall (as applicable) take such steps as are set out in clause 20.11.

20.8                       Put Option Completion shall be conditional only upon (i) the obtaining of any anti-trust approvals or consents, (ii) the obtaining of any other legal and/or regulatory approvals or consents, and/or (iii) the obtaining of any shareholder and/or Third Party consents, in any case as are mandatorily required by Law to be obtained prior to the transfer of the relevant Put Shares pursuant to this clause 20 (such conditions being the “Put Option Conditions”).

20.9                       The Shareholder Groupings shall (and shall procure that each other relevant member of their respective Groups shall) cooperate with one another (acting reasonably) and shall each take all steps (which they are lawfully able to take) as are necessary in order to satisfy any Put Option Conditions as soon as reasonably practicable following the relevant Put Exercise Notice Date (save only where any such step would have a material adverse effect on their respective Group).

Effect of Put Option Completion

20.10                If the Novartis Shareholders exercise the Put Option in more than one Tranche pursuant to clause 20.3, then, without prejudice to clause 6.7 (Shareholder Appointments):

(A)                              with effect from Put Option Completion in respect of any second Tranche pursuant to clause 20.3(B)(i) (resulting in the Novartis Shareholders then holding B Shares representing 21.5 per cent. of the Shares), the number of Directors that the First Novartis Shareholder shall be entitled to nominate in accordance with clause 6.2 shall be reduced to a maximum number of three Directors out of a maximum of ten Directors and clauses 6.1 and 6.2 shall be deemed to have been amended accordingly; and

(B)                              with effect from Put Option Completion in respect of any third Tranche pursuant to clause 20.3(C)(i) (resulting in the Novartis Shareholders then holding B Shares representing 14 per cent. of the Shares), the number of Directors that the First Novartis Shareholder shall be entitled to nominate in accordance with clause 6.2 shall be reduced to a maximum number of one Director out of a maximum of eight Directors and clauses 6.1 and 6.2 shall be deemed to have been amended accordingly, and the First Novartis Shareholder shall procure that any one (in the case of clause 20.10(A)) or any two (in the case of clause 20.10(B)) of the B Directors each resigns from his or her office of Director on the relevant Put Option Completion Date and each waives any and all rights he or she has against the Company and/or any other member of its Group, and clause 6.3 shall apply accordingly; and

(C)                              with effect from Put Option Completion in respect of any third Tranche pursuant to clause 20.3(C)(i) (resulting in the Novartis Shareholders then holding B Shares representing 14 per cent. of the Shares), the provisions of each of clauses 4.1(D), 4.1(H), 4.1(J), 4.1(K), 4.1(L), 4.1(M), 4.1(N), 4.1(O), 4.1(P), 4.1(Q) (Reserved Matters) (in relation to each of 4.1(N) to 4.1(Q) (inclusive), only to the extent that any action listed in such clause is not reasonably likely to have an adverse impact on the Novartis Shareholders on or after Put Option Completion in respect of any third Tranche), 4.1(R), 4.1(S), 4.1(T), 4.1(U), 4.1(V), 4.1(W) and 4.1(X) (Reserved Matters) shall cease to have any force and effect.

Funding and dividends: special arrangements

20.11                At Put Option Completion, the GSK Shareholders shall procure that the Company shall apply any Readily Available Cash in excess of the Base Cash Amount as shown in the Pre-Put Quarterly Balance Sheet (such amount being, the “Put Excess Cash”) as follows:

(A)                              if there is at least one GSK Shareholder Loan and two Joint Shareholder Loans outstanding at that time, the Put Excess Cash shall be applied up to the total drawn amount of the Shareholder Loans (or, if lower, the total amount of the Put Excess Cash) and shall be allocated between the aggregate amount of the GSK Shareholder Loan(s) and the aggregate amount of the Joint Shareholders Loans in proportion to the amount that such GSK Shareholder Loan(s) and Joint Shareholder Loans represent to the aggregate amount of all of the Shareholder Loans and accordingly shall be used to repay such Shareholder Loans in accordance with clauses 20.11(C) and 20.11(D);

(B)                              in the event that there are only GSK Shareholder Loan(s) or only Joint Shareholders Loans, the Put Excess Cash shall be applied up to the total drawn amount of such GSK Shareholder Loan(s) or Joint Shareholder Loans as the

case may be (or, if lower, the total amount of the Put Excess Cash) and shall be allocated to and used to repay such GSK Shareholder Loan(s) or Joint Shareholder Loans (as the case may be) in accordance with clauses 20.11(C) and 20.11(D);

(C)                              in respect of any amount of the Put Excess Cash that has been allocated to any GSK Shareholder Loan(s) in accordance with clauses 20.11(A) or 20.11(B), the Company shall use such Put Excess Cash to repay such GSK Shareholder Loan(s) to the extent of such Put Excess Cash;

(D)                              in respect of any amount of the Put Excess Cash that has been allocated to any Joint Shareholder Loans in accordance with clauses 20.11(A) or 20.11(B) (such amount being, the “JSL Repayment Amount”), the Company shall use the JSL Repayment Amount to repay such Joint Shareholder Loans to the extent of such JSL Repayment Amount as follows:

(i)                                    it shall repay to the GSK Shareholders the amount resulting from: (i) the JSL Repayment Amount multiplied by the same percentage as the aggregate of their respective Percentage Interests; minus (ii) if the JSL Repayment Amount is less than aggregate amount of the Joint Shareholder Loans (the amount of such shortfall being, the “JSL Shortfall”), the JSL Shortfall multiplied by the same percentage as the relevant Tranche Percentage (the “JSL Rebalancing Amount”) (and provided that if that amount is a negative amount then the GSK Shareholders shall provide additional funding to the Company equal to that negative amount by way of an increase to their portion of the Joint Shareholder Loans to ensure that the Novartis Shareholders receive the JSL Rebalancing Amount at Put Option Completion pursuant to (ii) below); and

(ii)                                 it shall repay to the Novartis Shareholders an amount equal to: (i) the JSL Repayment Amount multiplied by the same percentage as the aggregate of their respective Percentage Interests; plus (ii) if there is a JSL Shortfall, the JSL Rebalancing Amount; and

(E)                               if the amount outstanding under the Shareholder Loans is less than the Put Excess Cash, such that following the repayments referred to in clauses 20.11(A) to 20.11(D) there is still some Put Excess Cash remaining, the Company shall distribute to the Shareholders, in proportion to their respective Percentage Interests, an amount equal to such remaining Put Excess Cash to the extent that it has sufficient distributable reserves to do so.

For the avoidance of doubt, references to “Percentage Interests” in clause 20.11(D) above are to the pre-Put Option Completion Percentage Interests of the relevant party.

True-up following Put Option Completion

20.12                As soon as reasonably practicable and, in any event, within 45 Business Days following any Put Option Completion Date, the Company shall (acting in good faith) prepare (in accordance with the Accounting Policies) (a) an audited consolidated balance sheet for the Company as at the Put Option Completion Date showing the same line items as the Pre-Put Quarterly Balance Sheet (the “Put Closing Balance Sheet”); and (b) an audited adjusted version of the Put Closing Balance Sheet (the “Adjusted Put Closing Balance Sheet”) showing the same adjustments for Trapped Cash and Net Shareholder Loans as are set out (in respect of the Valuation Balance Sheet) in paragraph 6 of Schedule 3 (Price Determination).  Within 10 Business Days following the provision of the Put Closing Balance Sheet and the Adjusted Put Closing Balance Sheet:

(A)                              if the aggregate amount shown on the Adjusted Put Closing Balance Sheet in respect of Net Debt is:

(i)                                    less than the amount of the Net Debt shown on the Valuation Balance Sheet then the GSK Shareholders shall pay to the Novartis Shareholders an amount equal in Pounds Sterling to the difference multiplied by the relevant Tranche Percentage; or

(ii)                                 greater than the amount of the Net Debt shown on the Valuation Balance Sheet then the Novartis Shareholders shall pay to the GSK Shareholders an amount equal in Pounds Sterling to the difference multiplied by the relevant Tranche Percentage;

(B)                              if the amount of Put Excess Cash actually repaid pursuant to Shareholder Loans and/or distributed to the Shareholders pursuant to clause 20.11 at that Put Option Completion would have been different had the Put Closing Balance Sheet been used for that purpose, then:

(i)                                    if the amount of Put Excess Cash so repaid or distributed would have been less, the GSK Shareholders and the Novartis Shareholders shall make such payments to the Company as are necessary to put the Company into the position that it would have been in had the Put Closing Balance Sheet been used for that purpose (and, if applicable, the Company shall repay to the GSK Shareholders any amount provided to the Company by way of additional funding pursuant to clause 20.11(D)(i)); or

(ii)                                 if the amount of Put Excess Cash so repaid or distributed would have been greater, the Company shall make such repayment or distributions as would otherwise have been made pursuant to clause 20.11 had the Put Closing Balance Sheet been used for that purpose, and, in each case, the relevant Shareholder Loan balances shall be readjusted accordingly if necessary to reflect such payments.  For the purposes of this clause 20.12, “Net Debt” means the amount calculated as Borrowings plus Net Shareholder Loans minus Trapped Cash.

[***]

20.13                [***]

Conversion of Put Shares to A Shares on transfer under a Tranche

20.14                At any Put Option Completion following which the Novartis Shareholders will continue to hold B Shares, the parties to this agreement will do all such things are as necessary to redesignate the relevant Put Shares as A Shares with effect immediately following that Put Option Completion.

Pre-completion undertakings

20.15                Between the Put Exercise Notice Date and the relevant Put Option Completion Date, the Company (and, so far as they are legally able, each of the Shareholders) shall procure that the Business is run in the ordinary course of business and consistent with past practice and in accordance with the terms of this agreement.

[***]

20.16                [***]

21.                              TRANSFER OF SHARES ON DEFAULT

21.1                       The following are “Events of Default”:

(A)                              any member of any Shareholder Grouping is in material or persistent breach of clause 16 (Restrictions on Dealing with Shares) and such breach has not, if capable of remedy, been remedied to the reasonable satisfaction of the other Shareholder Grouping within 90 days of receipt by the Shareholder Grouping a member of which is in breach of written notice from the other Shareholder Grouping requiring such remedy;

(B)                              any procedure is commenced with a view to the liquidation, winding-up or re-organisation of a member of any Shareholder Grouping or any of its parent undertakings (other than for the purpose of a solvent amalgamation or reconstruction with the prior approval of the other Shareholder Grouping, such approval not to be unreasonably withheld or delayed) and that procedure (unless commenced by any member of that Shareholder Grouping) is not terminated or discharged within 14 days;

(C)                              any step is taken or any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy or similar proceeding (Konkursverwalter or Sachwalter) in relation to any member of any Shareholder Grouping (or any of its parent undertakings) or all or substantially all of its assets and that procedure (unless commenced by any member of that Shareholder Grouping or that parent undertaking) is not terminated or discharged within 14 days;

(D)                              the holder of any security over all or substantially all of the assets of any member of any Shareholder Grouping (or any of its parent undertakings) takes any step to enforce that security and that enforcement is not discontinued within 14 days;

(E)                               all or substantially all of the assets of any member of any Shareholder Grouping (or any of its parent undertakings) is subject to attachment, sequestration, execution or any similar process and that process is not terminated or discharged within 14 days;

(F)                                any member of any Shareholder Grouping (or any of its parent undertakings) is unable to pay its debts as they fall due;

(G)                              any member of any Shareholder Grouping (or any of its parent undertakings) enters into, or any step is taken, whether by either of their boards of directors or otherwise, towards entering into a moratorium, composition (Nachlassverfahren), provisorical composition moratorium (Provisorische Nachlassstundung) or arrangement with its creditors or any class of them, including, but not limited to, a company voluntary arrangement or a deed of arrangement;

(H)                             without prejudice to clauses 21.1(B) to 21.1(G) (inclusive) (i) any member of any Shareholder Grouping files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy (Bagehren um Konkurseröffnung) or insolvency or for reorganisation or composition (Nachlasstundung) or for a provisorical composition moratorium (Provisorische Nachlasstundung) for an arrangement or for the appointment of a receiver or trustee of the relevant member of the Shareholder Grouping or of substantially all of its assets, or (ii) any member of any Shareholder Grouping proposes a written agreement of composition or extension of substantially all of its debts, or (iii) any member of any Shareholder Grouping is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within 90 days of filing thereof, or (iv) any member of any Shareholder Grouping shall propose or be a party to any dissolution or liquidation, or (v) any member of any Shareholder Grouping shall make an assignment of substantially all of its assets for the benefit of creditors;

(I)                                  any member of any Shareholder Grouping (or any of its parent undertakings) ceases or threatens to cease wholly or substantially (where substantially shall be interpreted to mean in respect of at least 90 per cent. or more of the relevant company’s Group’s business) to carry on its business, other than for the purpose of a solvent amalgamation or reconstruction or statutory merger (Fusion) with the prior approval of the other Shareholder Grouping (such approval not to be unreasonably withheld or delayed); and

(J)                                  any member of any Shareholder Grouping (or any of its parent undertakings) enters into, or any step is taken, whether by either of their boards of directors or otherwise, towards any procedure analogous under the laws of any jurisdiction to the procedures set out in clauses 21.1(B) to 21.1(I) (inclusive).

21.2                       If an Event of Default occurs and is continuing in relation to any member of any Shareholder Grouping (such Shareholder Grouping being the “Defaulting Grouping”):

(A)                              the other Shareholder Grouping (the “Non-Defaulting Grouping”) may serve notice (a “Default Valuation Notice”) on the Company and the other Shareholder Grouping requiring that the price (the “Default Price”) of the B Shares (where any GSK Shareholder is a member of the Defaulting Grouping as a result of an Event of Default set out in clause 21.1(A) or where the Novartis Shareholder is a member of the Defaulting Grouping) or the A Shares (where any GSK Shareholder is a member of the Defaulting Grouping as a result of an Event of Default set out in any of the clauses 21.1(B) to 21.1(J)) be determined in accordance with the provisions of Schedule 3 (Price Determination), which shall apply mutatis mutandis and on the basis that all references to the “Put Option Price” or “Put Option Market Value” shall be to the Default Price and all references to the “Put Exercise Notice Date” shall be to the date of the Default Valuation Notice;

(B)                              within 20 Business Days of the determination of the Default Price (and without prejudice to any other remedy which the Non-Defaulting Grouping may have), the Non-Defaulting Grouping may serve a notice (the “Default Notice”) on the Defaulting Grouping requiring it, subject to clause 21.2(C):

(i)                                    where the Non-Defaulting Grouping is the GSK Shareholders, to sell or procure the sale of the entire legal and beneficial interest in all (but not some only) of the B Shares to the Non-Defaulting Grouping (or another member of its Group as they may nominate) at the Reduced Default Price;

(ii)                                 where the Non-Defaulting Grouping is the Novartis Shareholders and the Defaulting Grouping is the GSK Shareholders as a result of an Event of Default occurring in relation to any GSK Shareholder as set out in clause 21.1(A), to buy (or procure that their nominee buys) the entire legal and beneficial interest in all (but not some only) of the B Shares from the Non-Defaulting Grouping at the Default Price;

(iii)                              where the Non-Defaulting Grouping is the Novartis Shareholders and the Defaulting Grouping is the GSK Shareholders as a result if an Event of Default occurring in relation to a GSK Shareholder as set out in any of clauses 21.1(B) to 21.1(J) (inclusive) to sell (or procure that their nominee sells) the entire legal and beneficial interest in all (but not some only) of the A Shares to the Non-Defaulting Grouping (or another member of its Group as they may nominate) at the Reduced Default Price,

(C)                              if a Default Notice is served within the 20 Business Day period referred to in clause 21.2(B) the following provisions shall apply:

(i)                                    completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares or A Shares (as the case may

be) shall be conditional only upon: (i) the obtaining of any anti-trust approvals or consents; (ii) the obtaining of any other legal and/or regulatory approvals or consents (including pursuant to applicable bankruptcy or liquidation Laws); and/or (iii) the obtaining of any shareholder and/or Third Party consents, in any case, as are mandatorily required by Law in connection with such acquisition (such conditions being the “Default Transfer Conditions”);

(ii)                                 the Shareholders shall (and shall procure that each other relevant member of their respective Groups shall) cooperate with one another (acting reasonably) with a view to satisfying the Default Transfer Conditions as soon as reasonably practicable following receipt by the Defaulting Grouping of the Default Notice;

(iii)                              completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the A Shares or the B Shares (as the case may be) shall occur in accordance with the provisions of clause 22 (Completion of Share Transfers) on the tenth Business Day following the later of (i) the day on which all of the Default Transfer Conditions have all been satisfied (or waived (in whole or in part) by the Shareholders), and (ii) 3 months following the date of the Default Notice; and

(iv)                             clauses 20.11 and 20.12 shall apply mutatis mutandis and on the basis that:

(a)                                all references to “Put Option Completion” or “Put Option Completion Date” shall be to the completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares or A Shares (as the case may be) or the date on which such completion takes place, respectively;

(b)                                all references to the “Put Exercise Notice Date” shall be to the date of the Default Valuation Notice;

(c)                                 all references to “Pre-Put Quarterly Balance Sheet” shall be to the consolidated balance sheet for the Company included in the last quarterly accounts prior to the date of the Default Valuation Notice;

(d)                                all references to “Put Excess Cash” shall be to the Readily Available Cash in excess of the Base Cash Amount as shown in the consolidated balance sheet for the Company included in the last quarterly accounts prior to the date of the Default Valuation Notice;

(e)                                 all references to “Put Closing Balance Sheet” shall be to an audited consolidated balance sheet for the Company as at the date of completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares or  A Shares (as the case may be);

(f)                                  all references to “Adjusted Put Closing Balance Sheet” shall be to an audited adjusted version of the audited consolidated balance sheet for the Company as at the date of completion of the acquisition of the entire legal and beneficial interest in all (but not some only) of the B Shares or A Shares (as the case may be); and

(g)                                 clause 20.11(D) and 20.12(A) shall be amended such that all references to:

(1)                                the “GSK Shareholders” shall be to the Shareholders that are acquiring the entire legal and beneficial interest in all (but not some only) of the B Shares or the A Shares (as the case may be);

(2)                                the “Novartis Shareholders” shall be to the Shareholders that are selling the entire legal and beneficial interest in all (but not some only) of the B Shares or the A Shares (as the case may be); and

(3)                                the “Tranche Percentage” shall be to the percentage of Shares that the A Shares or the B Shares (as the case may be) represent; and

(D)                              if no Default Notice is served within the 20 Business Day period referred to in clause 21.2(B), no further Default Valuation Notice or Default Notice may be served in respect of the circumstances comprising the relevant Event of Default (without prejudice to any other rights and remedies the Non-Defaulting Grouping may have).

21.3                       For the avoidance of doubt, the remedies set out in this clause 21 are without prejudice to any other rights, powers or remedies that any party may have following or in anticipation of an Event of Default.

22.                              COMPLETION OF SHARE TRANSFERS

22.1                       Where this clause 22 applies to the transfer of any Share, the Share shall be transferred free of encumbrances and with all rights attaching thereto and the transfer shall be governed by the law of England and Wales.

22.2                       On completion of any transfer of Shares under this agreement where this clause 22 applies:

(A)                              the seller shall deliver to the purchaser a duly executed transfer in favour of the purchaser together with the certificate(s) representing the relevant Shares and a power of attorney in a form and in favour of a person nominated by the purchaser, so as to enable the purchaser, pending registration, to exercise all rights of ownership in relation to the Shares transferred to it including, without limitation, the voting rights;

(B)                              in the case of clauses 18 (Novartis Transfer and GSK Right of First Refusal), 19.4 (GSK Transfer and Novartis Right of First Refusal and Tag Right), 19 (Novartis Put Option) and 21 (Transfer of Shares on Default), the purchaser shall pay the relevant Cash consideration as referred to in clauses 18.2(J) (Novartis Transfer and GSK Right of First Refusal), clause 19.2(J) (GSK Transfer and Novartis Right of First Refusal and Tag Right), 20.6 (Novartis Put Option), and 21.2(A) (Transfer of Shares on Default) to the seller for value on the date of completion in such manner as may be agreed between the seller and the purchaser before completion or failing any such agreement by telegraphic transfer in immediately available funds to such bank account as may be notified by the seller to the purchaser;

(C)                              the seller shall do all such other acts and/or execute all such other documents in a form satisfactory to the purchaser as the purchaser may reasonably require to give effect to the transfer of Shares to it (save, for the avoidance of doubt, the payment of any stamp duty or stamp duty reserve tax required in connection with such transfer which shall be for the account of the purchaser); and

(D)                              the Company shall, subject to the instrument of transfer being duly stamped, procure that the purchaser shall be registered as the holder of the relevant Shares.

23.                              INTERACTION OF NOTICES

23.1                       When a Default Notice, B Share Offer Notice, A Share Offer Notice, Tag Share Offer Notice or a Put Exercise Notice has been validly served and/or the resultant process pursuant to the same is subsisting, no other such notice may be served.

23.2                       No B Share Offer Notice, A Share Offer Notice, Tag Share Offer Notice, Put Exercise Notice or Default Notice may be withdrawn after it has been made.

24.                              EFFECT OF DEED OF ADHERENCE

The parties agree to extend the benefit of this agreement to any person who enters into a Deed of Adherence in the form set out in Schedule 2 (Form of Deed of Adherence), but without prejudice to the continuation inter se of the rights and obligations of the original parties to this agreement.

25.                              SHAREHOLDER UNDERTAKINGS

25.1                       Each Shareholder undertakes with the other Shareholders that it will:

(A)                              comply with each of the provisions of this agreement;

(B)                              exercise its voting rights and other rights as a member of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the provisions of this agreement and the rights and obligations of the parties as set out in this agreement;

(C)                              procure that any Director nominated by it from time to time shall (subject to their fiduciary duties to the Company) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the provisions of this agreement and the rights and obligations of the parties as set out in this agreement; and

(D)                              comply with Section 10 of the Brazilian Merger Control Agreement of February 25, 2015.

25.2                       Any party may give its approval for any matter for which its consent in writing is required pursuant to this agreement:

(A)                              in writing on behalf of itself; or

(B)                              in the case of written consent of GSK, in writing signed by any one A Director appointed by the First GSK Shareholder or by a vote in favour of a separate and specific directors’ resolution on that matter by a majority of the A Directors appointed by the First GSK Shareholder voting on such resolution; or

(C)                              in the case of any written consent by Novartis, in writing signed by one B Director appointed by the First Novartis Shareholder or by a vote in favour of a separate and specific directors’ resolution on that matter by a majority of the B Directors appointed by the First Novartis Shareholder voting in favour of such resolution.

25.3                       The parties acknowledge and agree that any insurance policy in respect of directors and officers liability in the name of, or for the benefit of, GSK’s Group (a “GSK D&O Policy”) may also, on its terms, be accessible to certain directors, officers and employees and members of the Company’s Group.  Each of GSK, Novartis and the Company undertakes to procure that no claims under any GSK D&O Policy are made (other than with the consent of GSK) by:

(A)                              in the case of GSK (a) any directors, officers or employees of members of its Group, (b) any members of its Group, or (c) any A Director nominated by the First GSK Shareholder;

(B)                              in the case of Novartis (a) any directors, officers or employees of members of its Group, (b) any members of its Group, or (c) any B Director nominated by the First Novartis Shareholder; or

(C)                              in the case of the Company, (a) any directors (other than the Directors nominated by the First GSK Shareholder or the First Novartis Shareholder),

officers or employees of members of its Group, or (b) any members of its Group,

in respect of any given period,

(i)                                    unless and until a claim under any directors and officers liability insurance policy in the name of, or for the benefit of, the Company’s Group (the “Company D&O Policy”) in respect of the same period has been made and has fully extinguished all limits of cover provided thereunder in respect of that claim; or

(ii)                                 unless the Company D&O Policy does not for any reason operate so as to provide cover in respect of such liability.

25.4                       Each party warrants to the other parties as follows:

(A)                              it adheres to high standards of ethics and integrity, and complies with all applicable Anti-Bribery Laws;

(B)                              it has a code of conduct setting out the standards of ethics of the corporation, and specifically an anti-corruption policy that applies worldwide to all its employees, subsidiaries and affiliates, and third parties acting for it or on its behalf.  Its anti-bribery and corruption programme (“ABAC Programme”) mandates a robust set of internal controls on its operations around the world, and sets rules of conduct for its employees in interactions with healthcare providers and government officials, third parties in general and business development transactions.  It provides training to its employees and selected third parties on its ABAC Programme;

(C)                              it has an assurance programme involving the monitoring and auditing of activities to ensure compliance with its anti-corruption policy and the adequacy of internal controls; and

(D)                              it regularly reviews its ABAC Programme as part of its internal processes of improvement, and benchmarks it against the standards of the industry with the aid of external experts.

25.5                       The Company agrees to deliver to each Shareholder on request (but no more than once in each calendar year) a certification in the form set out in Schedule 4 (ABAC Certification).

25.6                       The Company shall ensure that all material analysis and reports produced by any member of the Company’s Group or professional advice received by any members of the Company’s Group in connection with:

(A)                              any auditing of the activities of the Company’s Group for compliance with its relevant ABAC Policies and Procedures;

(B)                              any litigation or arbitration threatened or commenced against any member of the Company’s Group which, if successful, on its own or together with any other related procedures or claims would be likely to have a material adverse effect on GSK’s Group; and

(C)                              any violation by any member of the Company’s Group of any Law applicable to it which could in any respect materially and adversely affect the Business or reputation of the Company’s Group, in each case, shall be promptly presented to the Board for its review and consideration and all Directors shall have the opportunity to provide their views to the Board in relation to any such matter and the Company shall ensure that all such views are given due consideration.  In the event that any analysis, reports or professional advice referred to in clause 25.6(A) shows that a member(s) of the Company’s Group has or has potentially committed a breach of such ABAC Policies and Procedures (in which case such analysis, reports or professional advice shall be deemed to be material) or in the event that any analysis, reports or professional advice referred to in clauses 25.6(B) and 25.6(C) are presented to the Board and, in any case, such actual or potential breach, litigation, arbitration or violation could have an adverse effect on the compliance position or reputation of a Shareholder’s Group, any Director may, on behalf of the relevant Shareholder that nominated him or her, make such reasonable requests for further information to be provided in respect of the same as is reasonably necessary for such Shareholder to establish whether and to what extent any such actual or potential breach, litigation, arbitration or violation has any adverse effect on the compliance position or reputation of such Shareholder’s Group.  The Company shall be obliged to dedicate a reasonable amount of time (to be judged by the Board acting in good faith) to the collection and gathering of such information pursuant to such request.  Subject to applicable Law and to the extent that legal privilege would not be prejudicially affected, any such Director may share any such information with the General Counsel of GSK’s Group (in the event that such Director is an A Director) or Novartis’ Group (in the event that such Director is a B Director) and their legal team on a strictly private and confidential basis only, provided that (i) such information is used for the sole purpose of establishing whether and to what extent any such actual or potential breach, litigation, arbitration or violation has any adverse effect on the compliance position or reputation of the relevant Shareholder’s Group, and (ii) such information shall not be disclosed to any other person, except as required by Law.

26.                              UNDERTAKINGS BY THE COMPANY

To the extent to which it is able to do so by Law, the Company undertakes with each of the Shareholders that it will comply with each of the provisions of this agreement.  Each undertaking by the Company in respect of each provision of this agreement shall be construed as a separate undertaking and if any of the undertakings is unlawful or unenforceable the remaining undertakings shall continue to bind the Company.

27.                              PROTECTIVE COVENANTS

27.1                       Subject to clauses 27.2 to 27.9 (inclusive), each member of any Shareholder Grouping undertakes with each member of the other Shareholder Grouping and with the

Company that it will not and that it will procure that no member of its Group will, either alone or in conjunction with or on behalf of any other person, for a period of two years from Completion, establish, be directly or indirectly engaged in or be directly or indirectly interested in carrying on any Competing Business in any territory or territories, or assist any other person to do any of the foregoing.

27.2                       Nothing in this agreement shall prevent or prohibit a Shareholder (or any member of its Group) from doing any of the following things:

(A)                              without prejudice to the remaining provisions of this clause 27.2, being the holder of securities in a body corporate if such securities are listed on any stock market or other investment exchange and (in aggregate with all other such securities held by any other members of its Group) do not result in such Shareholder (or any other member of its Group) Controlling such body corporate;

(B)                              acquiring, or acquiring an interest in, another entity or business which is directly or indirectly engaged in, or directly or indirectly interested in, carrying on any Competing Business, provided that the relevant Shareholder (or member of its Group) complies with the provisions of clauses 27.3 to 27.8;

(C)                              being, as at Completion or upon and as a result of a GSK Change of Control or Novartis Change of Control occurring (as the case may be), directly or indirectly engaged in, or directly or indirectly interested in, any Competing Business, provided that the relevant Shareholder (or member of its Group) complies with the provisions of clauses 27.3 to 27.8;

(D)                              disposing of (or otherwise transferring) any of its (or any member of its Group’s) [***] or manufacturing, marketing, distributing, selling or otherwise commercialising any of its (or any member of its Group’s) [***], in each case, only as permitted by, and strictly in accordance with, clause 15 ([***]);

(E)                               continuing to own and/or manage the businesses (from time to time) of its Pharmaceuticals Division and developing such businesses in its sole discretion;

(F)                                owning and operating Delayed Businesses and Alliance Market Businesses in accordance with the provisions of the Contribution Agreement; and

(G)                              any matter required by the Contribution Agreement.

27.3                       Each Shareholder Grouping hereby grants to the Company a right of first negotiation in relation to any Competing Business referred to in clause 27.2(B) or clause 27.2(C), such right of first negotiation to be on the terms set out in the remainder of this clause 27.

27.4                       Within 5 Business Days of (i) any acquisition referred to in clause 27.2(B) or (ii) a GSK Change of Control occurring or an Novartis Change of Control occurring (as the case may be) as referred to in clause 27.2(C), the relevant Shareholder Grouping shall notify the Company in writing of the same together with reasonable details thereof.

27.5                       Subject to clause 27.8, no later than 60 days after the date on which the Company receives any notification in accordance with clause 27.4, the Company shall notify the relevant Shareholder Grouping in writing as to whether it is interested in acquiring the relevant Competing Business (or any rights and/or interests therein) from the relevant Shareholder Grouping (or any other member of its Group).

27.6                       Subject to clause 27.8, if the Company notifies the relevant Shareholder Grouping in accordance with clause 27.5 that it is interested in acquiring the relevant Competing Business (or any rights and/or interests therein) from the relevant Shareholder Grouping (or any other member of its Group), then, during the [***] period from the date of such notification (the “Non-Compete Exclusivity Period”):

(A)                              the relevant Shareholder Grouping (and any other member of its Group) shall not enter into any discussions or negotiations with any Third Party in relation to the disposal or other transfer of, or actually dispose of or otherwise transfer (or agree to do so), the relevant Competing Business (or any rights or interests therein) to any person outside its Group; and

(B)                              the relevant Shareholder Grouping and the Company shall negotiate in good faith with a view to agreeing the terms and conditions upon which the Company (or another member of its Group) shall acquire the relevant Competing Business (or any rights and/or interests therein) from the relevant Shareholder Grouping (or another member of its Group).

27.7                       Subject to clause 27.8, in the event that:

(A)                              the Company notifies the relevant Shareholder Grouping under clause 27.5 that it is not interested in acquiring the relevant Competing Business from the relevant Shareholder Grouping (or another member of its Group);

(B)                              the Company fails to notify the relevant Shareholder Grouping under clause 27.5 as to whether or not it is interested in acquiring the relevant Competing Business from the relevant Shareholder Grouping (or another member of its Group); or

(C)                              the Non-Compete Exclusivity Period expires and the Company and the relevant Shareholder Grouping (or the other relevant member(s) of their respective Groups) have not entered into a binding agreement in relation to the acquisition of the relevant Competing Business (or any rights and/or interests therein), the relevant Shareholder Grouping (and any other member of its Group) shall be free to (i) enter into discussions and/or negotiations with a Third Party in relation to the disposal or other transfer of the relevant Competing Business, and/or (ii) continue to own and operate the relevant Competing Business.

27.8                       The provisions of clause 8.5 (Proceedings of Directors) shall apply in relation to those actions or steps to be taken by the Company in connection with the process set out in clauses 27.3 to 27.7 (inclusive).

27.9                       This clause 27 shall not apply, in the case of the GSK Shareholders, to the members of their Group engaged in the GSK Excluded Businesses and, in the case of the Novartis Shareholders, the members of their Group engaged in the Novartis Excluded Businesses.

28.                              CONFIDENTIALITY

28.1                       Each party shall treat as confidential all information obtained as a precursor to or as a result of negotiating or entering into or performing this agreement or, in the case of a Shareholder, through its interest in the Company or its Business or its assets and which relates to:

(A)                              the provisions of this agreement;

(B)                              the negotiations relating to this agreement;

(C)                              the subject matter of this agreement;

(D)                              the Company or members of its Group or their respective businesses or assets (from time to time);

(E)                               any Shareholder or members of its Group or their respective businesses or assets (from time to time); or

(F)                                the exercise of a party of its rights under clauses 17 (Permitted Transfers) to 21 (Transfer of Shares on Default) (inclusive),

save that clause 28.1(D) shall not apply to the Company.

28.2                       Each party shall:

(A)                              not disclose any such confidential information to any person other than:

(i)                                    a Director nominated by the holders of the class of Shares held by it, or any of its directors or employees whose duties include the management or monitoring of the Business and who needs to know such information in order to discharge his or her duties; or

(ii)                                 other members of its Group (provided, for the purposes of this clause 28.2 only, each of GSK and Novartis shall be deemed to be members of the Company’s Group);

(B)                              not use any such confidential information other than for the purpose of conducting the Business or managing or monitoring its investment in the Company; and

(C)                              procure that any person to whom such confidential information is disclosed by it complies with the restrictions set out in this clause 28 as if such person were a party to this agreement.

28.3                       Notwithstanding the previous provisions of this clause 28, any party may disclose any such confidential information:

(A)                              if and to the extent required by Law or for the purpose of any judicial or arbitral proceedings;

(B)                              if and to the extent required by any securities exchange or regulatory or taxation or other governmental body to which that party or a member of its Group is subject or submits, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers, the SIX Swiss Exchange, the U.S. Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement for information has the force of law;

(C)                              to a Tax Authority in connection with the disclosing party’s (or a member of its Group’s) Tax affairs;

(D)                              to its and the Company’s advisers, auditors, actual or proposed debt financiers and bankers, provided they have a duty to keep such information confidential;

(E)                               to the extent the information has come into the public domain through no fault of that party;

(F)                                to the extent the party (or parties) to which such information relates has (or have) given prior written consent to the disclosure;

(G)                              to the extent it is expressly permitted to do so pursuant to any Transaction Document;

(H)                             if and to the extent required in connection with any regulatory consent or clearance process required by applicable Law; or

(I)                                  if it was in the possession of a party or any of its advisers (in either case as evidenced by written records) without any obligation of secrecy prior to it being received or held.

28.4                       Any party disclosing information pursuant to clauses 28.3(A) or clause 28.3(B) shall (to the extent permitted by Law) take all such steps as may be reasonable and practicable in the circumstances to agree the contents, form and timing of such disclosure with the party (or parties) to whom such information relates before making such disclosure.

28.5                       The restrictions contained in this clause 28 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time.

29.                              ANNOUNCEMENTS

29.1                       Other than any announcements agreed by the parties to be made immediately following the execution of the Contribution Agreement, no announcement or other publication concerning this agreement or the Business or the assets of the Company shall be made by any party or member of its Group (other than the Company) without the prior written approval of the others, such approval not to be unreasonably withheld or delayed.

29.2                       Notwithstanding clause 29.1, any party or member of its Group may, whenever practicable and permissible after consultation with the other parties (but save that the Company or any member of its Group need only to consult where the announcement is outside the ordinary course of business or concerns this agreement), make an announcement concerning this agreement or the Business or the assets of the Company if and to the extent required by:

(A)                              Law or for the purposes of any judicial or arbitral proceedings; or

(B)                              any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the Financial Conduct Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers, HMRC, the SIX Swiss Exchange, the Swiss Federal Tax Administration, the U.S. Securities and Exchange Commission or the New York Stock Exchange, whether or not the requirement has the force of law.

29.3                       The restrictions contained in this clause 29 shall continue to apply to each party (including any Shareholder who has ceased to hold Shares) without limit in time unless otherwise agreed between the parties.

30.                              TERMINATION

30.1                       This agreement shall terminate immediately (except for clause 27 (Protective Covenants), this clause 30, clause 36 (Notices) and clause 46 (Agent for Service) and those provisions expressly stated to continue after termination without limit in time) and without prejudice to any rights or liabilities arising under this agreement prior to such termination to which clause 45 (Governing Law and Jurisdiction) will continue to apply) if (i) only the GSK Shareholders; or (ii) only the Novartis Shareholders, in each case, together with members of its respective Group, remain holding Shares.

30.2                       Without prejudice to clause 17.4 (Permitted Transfers), in the event that a Shareholder ceases to hold any Shares, its (and, if no member of its Group continues to hold any Shares, all other members of its Group’s) rights and liabilities under this agreement shall terminate from such time:

(A)                              except for clause 36 (Notices), clause 46 (Agent for Service) and those other provisions expressly stated to continue after termination without limit in time; and

(B)                              without prejudice to any rights or liabilities of such party under this agreement prior to such time, and clause 45 (Governing Law and Jurisdiction) shall apply in respect of the matters specified in clauses 30.2(A) and 30.2(B).

31.                              GUARANTEE

31.1                       In consideration of the other parties entering into this agreement:

(A)                              GSK guarantees to the other parties the due and punctual performance of all obligations of the GSK Shareholders and any Group Transferee of the GSK Shareholders (each a “Guaranteed Party” of GSK) under this agreement.  This guarantee is unconditional and irrevocable; and

(B)                              Novartis guarantees to the other parties the due and punctual performance of all obligations of the Novartis Shareholders and any Group Transferee of the Novartis Shareholders (each a “Guaranteed Party” of Novartis) under this agreement.  This guarantee is unconditional and irrevocable, with each of GSK and Novartis being, a “Guarantor”.

31.2                       The guarantees set out in clause 31.1:

(A)                              are continuing guarantees.  No payment or other settlement will discharge a Guarantor’s obligations until the obligations of all of its Guaranteed Parties have been discharged in full;

(B)                              are in addition to, and independent of, any other guarantee or security;

(C)                              may be enforced before any steps are taken against the relevant Guaranteed Party or under any other guarantee or security;

(D)                              will only be discharged by the discharge in full of the obligations of the relevant Guarantor’s Guaranteed Parties; and

(E)                               will not be discharged by any other action, omission or fact.

31.3                       A Guarantor’s obligations shall, therefore, not be affected by:

(A)                              the obligations of any of its Guaranteed Parties being or becoming void, invalid, illegal or unenforceable;

(B)                              any change, waiver or release of the obligations of any of its Guaranteed Parties;

(C)                              any concession or time being given to any of its Guaranteed Parties;

(D)                              the winding-up or re-organisation of any of its Guaranteed Parties;

(E)                               any change in the condition, nature or status of any of its Guaranteed Parties;

(F)                                any of the above events occurring in relation to another guarantor or provider of security in relation to the obligations of any of its Guaranteed Parties;

(G)                              any failure to take, retain or enforce any other guarantee or security;

(H)                             any circumstances affecting or preventing recovery of amounts expressed to be due by any of its Guaranteed Parties; or

(I)                                  any other matter which might discharge that Guarantor.

31.4                       Any receipt from any person other than that Guarantor shall reduce the outstanding balance only to the extent of the amount received.

31.5                       Any settlement with, or discharge of, a Guarantor shall be subject to the condition that the settlement or discharge shall be set aside if any prior payment, or any other guarantee or security, in reliance on which that settlement or discharge was made in whole or in part, is set aside, invalidated or reduced.  In this event each Guarantor agrees to reimburse each other party for the value of the payment, guarantee or security which is set aside, invalidated or reduced.

31.6                       In addition to each Guarantor’s obligations as guarantor, each Guarantor agrees that any obligation of any of its Guaranteed Parties under this agreement which may not be enforceable against that Guarantor as guarantor shall be enforceable against that Guarantor as though that Guarantor were the principal obligor in respect of the obligation.

31.7                       In the event that a Guaranteed Party fails to perform or breaches any of its obligations under this agreement, the Guarantor of that Guaranteed Party agrees to indemnify each of the other parties on an after Tax basis for the losses and reasonable expenses (including loss of profit) that party suffers or incurs, or will suffer or incur, as a result.  The Guarantor of that Guaranteed Party also agrees to indemnify each other party on an after Tax basis for all losses and expenses (including loss of profit) arising from any obligation of any of its Guaranteed Parties being or becoming void, invalid, illegal or unenforceable.

31.8                       The parties agree that:

(A)                              no Guarantor shall have the benefit of any security in respect of this guarantee and indemnity;

(B)                              no Guarantor shall:

(i)                                    take the benefit of any right against any of its Guaranteed Parties or any other person in respect of amounts paid under this guarantee and indemnity; or

(ii)                                 claim or exercise against any of its Guaranteed Parties any right to any payment;

(C)                              any other party may request a Guarantor to submit a proof for amounts due to it by any of its Guaranteed Parties or any other guarantor.  Each Guarantor agrees to submit a proof promptly in accordance with this request.  All amounts received in respect of this proof shall be held by the Guarantor on trust for the other parties;

(D)                              notwithstanding any of the other provisions of this agreement, the liability of a Guarantor under this clause 31 shall in no circumstances exceed the liability of the Guaranteed Party whose obligations are guaranteed by that Guarantor; and

(E)                               the obligations in this clause 31 shall cease to have effect in respect of a Guarantor when the obligations of all of its Guaranteed Parties under this agreement have been discharged in full.

32.                              MISCELLANEOUS

Assignment

32.1                       Without prejudice to clauses 17 (Permitted Transfers), 18 (Novartis Transfer and GSK Right of First Refusal), 19 (GSK Transfer and Novartis Right of First Refusal and Tag Right) and 24 (Effect of Deed of Adherence), no party shall, without the prior written consent of the other relevant parties:

(A)                              assign, or purport to assign all or any part of the benefit of, or its rights or benefits under, this agreement (together with any causes of action arising in connection with any of them);

(B)                              make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this agreement;

(C)                              sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this agreement;

(D)                              transfer, charge or otherwise deal with any of its rights or obligations under this agreement; or

(E)                               grant, declare, create or dispose of any right or interest in it, in whole or in part,

and any purported assignment in contravention of this clause 32.1 shall be void.

Variation

32.2                       No variation of this agreement shall be valid unless it is in writing and duly executed by or on behalf of all the parties to it.

32.3                       If this agreement is varied:

(A)                              the variation shall not constitute a general waiver of any provisions of this agreement;

(B)                              the variation shall not affect any rights, obligations or liabilities under this agreement that have already accrued up to the date of variation; and

(C)                              the rights and obligations of the parties under this agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

Warranties

32.4                       Each of the parties warrants to each other as at the date of this agreement that:

(A)                             it is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation;

(B)                             it has the legal right and full power and authority to enter into and perform this agreement which will constitute valid and binding obligations on it in accordance with its terms;

(C)                             except as referred to in this agreement, it:

(i)                                    is not required to make any announcement, consultation, notice, report or filing; and

(ii)                                 does not require any consent, approval, registration, authorisation or permit,

in each case in connection with the performance of this agreement.

33.                              ENTIRE AGREEMENT

33.1                       This agreement, the Transaction Documents and any other agreement or document entered into by each of the parties in connection with any such document together constitute the whole and only agreement between the parties relating to the subject matter of this agreement, the Transaction Documents and any other agreement or document entered into by each of the parties in connection with any such document.

33.2                       Each party acknowledges that in entering into this agreement, the Transaction Documents and any other agreement or document entered into by each of the parties in connection with any such document it is not relying upon any pre contractual statement which is not set out in this agreement, any Transaction Documents or any other agreement or document entered into by each of the parties in connection with any such document.

33.3                       Except in the case of fraud or fraudulent misrepresentation, no party shall have any right of action against any other party to this agreement (or their respective Connected Persons) arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this agreement or in a Transaction Document or in any other agreement or document entered into by each of the parties in connection with any such document.

33.4                       Except in the case of fraud or fraudulent misrepresentation and for any liability in respect of a breach of this agreement or any other Transaction Document, no party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in relation to the Company and the Business.

33.5                       For the purposes of this clause 33, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement or any of the Transaction Documents or in any other agreement or document entered into in connection with any such document (as the case may be) made or given by any person at any time prior to the date of this agreement or any of the Transaction Documents or any other agreement or document entered into in connection with any such document (as the case may be).

33.6                       Each party agrees to the terms of this clause 33 on its own behalf and as agent for each of its Connected Persons.

34.                              DISPUTE RESOLUTION

34.1                       In the event of any deadlock or dispute between the Shareholders Groupings or any of their respective Directors arising out of, or in connection with, this agreement, including in relation to an action for which the approval is required pursuant to clause 4 (Reserved Matters), the Shareholders Groupings agree to use reasonable endeavours to resolve the matter (acting reasonably and in good faith).

34.2                       If one Shareholder Grouping serves formal written notice on the other that a deadlock or dispute arising out of or in connection with this agreement, including in relation to an action for which the approval is required pursuant to clause 4 (Reserved Matters), has arisen and the Shareholder Groupings are unable to resolve such deadlock or dispute within a period of 21 days of receipt of such notice, then such deadlock or dispute shall be referred to the respective chief executive officers of the respective Shareholder Groupings’ Groups.

34.3                       In the event that the chief executive officers of the respective Shareholder Groupings’ Groups are unable to resolve the relevant deadlock or dispute within a further period of 21 days of such referral (or such other time as GSK and Novartis may agree), then the status quo of such matter shall continue to apply (save in the case of Novartis’ approval of the 2018/19 Business Plan pursuant to clause 4.1(L) (Reserved Matters)).

34.4                       This clause 34 shall be without prejudice to clause 45 (Governing Law and Jurisdiction) and shall not restrict or exclude the right of any party to pursue, in accordance with clause 45 (Governing Law and Jurisdiction), any dispute arising out of or in connection with this agreement.

35.                              CONFLICT WITH ARTICLES OF ASSOCIATION

In the event of any ambiguity or discrepancy between the provisions of this agreement and the Articles of Association or other constitutional documents of a member of the Company’s Group, the provisions of this agreement shall prevail as between the parties to the extent of the inconsistency for so long as this agreement remains in force.  Each of the parties shall (as applicable) exercise all voting and other rights and powers available to it so as to give effect to the provisions of this agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Articles of Association or such other constitutional documents.

36.                              NOTICES

36.1                       A notice under this agreement shall only be effective if it is in writing.  E-mail is permitted.  Any notice validly served on one member of any Shareholder Group in accordance with this clause 36 shall be deemed to have been served on both members of such Shareholder Grouping.

36.2                       Notices under this agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party and title of individual	Address

First GSK Shareholder For the attention of: Company Secretary	Its registered office from time to time

First Novartis Shareholder For the attention of: Head of Legal M&A, Novartis International A/G	Its registered office from time to time

Second Novartis Shareholder For the attention of: Head of Legal M&A, Novartis International A/G	Its registered office from time to time

GSK For the attention of: Company Secretary and General Counsel of Consumer Healthcare	Its registered office from time to time

Novartis For the attention of: Head of Legal M&A, Novartis International A/G	Its registered office from time to time

Party and title of individual	Address

Company For the attention of: Company Secretary and General Counsel of Consumer Healthcare	Its registered office from time to time

Provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 36.  That notice shall only be effective on the date falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

36.3                       Any notice given under this agreement shall be deemed to have been duly given as follows:

(A)                              if delivered personally, on delivery;

(B)                              if sent by first class inland post, two clear Business Days after the date of posting;

(C)                              if sent by airmail, six clear Business Days after the date of posting; and

(D)                              if sent by e-mail, when despatched.

36.4                       Despite the provisions of clause 36.3, any Exit Notice shall not be effective until received by the intended recipient and the intended recipient shall acknowledge such receipt to the sender(s) promptly following such receipt.

36.5                       Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

36.6                       No notice given under this agreement may be withdrawn or revoked except with the agreement of the other parties.

36.7                       The provisions of this clause 36 shall not apply in relation to the service of Service Documents.

37.                              REMEDIES AND WAIVERS

37.1                       No delay or omission by any party to this agreement in exercising any right, power or remedy provided by Law or under this agreement shall:

(A)                              affect that right, power or remedy; or

(B)                              operate as a waiver or variation of it.

37.2                       The single or partial exercise of any right, power or remedy provided by Law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

37.3                       The rights and remedies of each party under, or pursuant to, this agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

37.4                       Notwithstanding any express remedies provided under this agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would in appropriate circumstances be available.  Furthermore, each party acknowledges and agrees that it will not raise any objection to the application by or on behalf of another party or any member of its respective Group for any such remedies.

38.                              THIRD PARTY RIGHTS

38.1                       The parties agree that:

(A)                              certain provisions of this agreement confer a benefit on members of the parties’ respective Groups, their respective Connected Persons and such other Third Parties (each a “Relevant Third Party”) and, subject to the remaining provisions of this clause 38, are intended to be enforceable by each of the Relevant Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999, provided that the party in the same Group as the Relevant Third Party shall have the sole conduct of any action to enforce such right on behalf of a such Relevant Third Party; and

(B)                              notwithstanding the provisions of clause 38.1(A), this agreement may be rescinded or varied in any way and at any time by the parties to this agreement without the consent of any Relevant Third Party.

38.2                       Save as set out in clause 38.1(A), a person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

39.                              FURTHER ASSURANCE

Each party shall (and shall use reasonable endeavours to procure that any relevant Third Party shall) at its own cost, from time to time on request, do all acts and/or execute all documents in a form reasonably satisfactory to any other party which that other party may reasonably consider necessary for giving full effect to this agreement and securing to that other party the full benefit of the rights, powers and remedies conferred upon that other party in this agreement, in each case subject to the terms and conditions set forth in this agreement.

40.                              NO PARTNERSHIP

Nothing in this agreement and no action taken by the parties under this agreement shall constitute a partnership, association or other co operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

41.                              COSTS AND EXPENSES

41.1                       Except as otherwise provided for in this agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this agreement and the Transaction Documents.

41.2                       The costs of and incidental to the incorporation and the establishment of the Company shall be borne and paid by the Company.

42.                              INVALIDITY

If at any time any provision (or part of any provision) of this agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)                              the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this agreement; or

(B)                              the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this agreement.

42.2                       Each of the provisions of this agreement is severable.

42.3                       If and to the extent that any provision of this agreement:

(A)                              is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(B)                              would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this agreement shall remain in force.

43.                              COUNTERPARTS

43.1                       This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

43.2                       Delivery of a counterpart of this agreement by e-mail attachment shall be an effective mode of delivery.

44.                              LANGUAGE

Each notice or communication under or in connection with this agreement shall be in English.

45.                              GOVERNING LAW AND JURISDICTION

45.1                       This agreement is to be governed by and construed in accordance with English law.  Any matter, claim or dispute arising out of or in connection with this agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

45.2                       The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement.  Any Proceedings shall be brought only in the courts of England.

45.3                       Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the courts of England.  Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

45.4                       Each party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

46.                              AGENT FOR SERVICE

46.1                       Each of Novartis, the First Novartis Shareholder and the Second Novartis Shareholder irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London, EC2Y 8HQ to be its agent for the receipt of Service Documents.  Each such party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

46.2                       If the agent at any time ceases for any reason to act as such, Novartis, the First Novartis Shareholder and the Second Novartis Shareholder shall each appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent.  Failing such appointment and notification, the Company shall be entitled by notice to Novartis to appoint a replacement agent to act on behalf of Novartis, the First Novartis Shareholder and the Second Novartis Shareholder, provided that Novartis shall be entitled, by notice to the Company, to replace that agent with a replacement agent having an address for service in England and Wales.  The provisions of this clause 46 applying to service on an agent apply equally to service on a replacement agent.

46.3                       A copy of any Service Document served on an agent appointed in accordance with clauses 46.1 or 46.2 shall be sent by post to Novartis, the First Novartis Shareholder or the Second Novartis Shareholder (as applicable).  Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

46.4                       Without prejudice to clauses 46.1 to 46.3 (inclusive), any Shareholder without an address for service in England or Wales shall appoint, and keep appointed at all times, an agent for service with an address for service in England or Wales and shall notify the other parties and Shareholders of the name and address of its appointed agent for service.  Failing such appointment and notification, the Company shall be entitled by notice to such Shareholder to appoint an agent to act on behalf of such Shareholder, provided that that Shareholder shall be entitled, by notice to the parties and other Shareholders, to replace that agent with a replacement agent having an address for service in England and Wales.  Such Shareholder agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

46.5                       “Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings.

SCHEDULE 1
Business Plan

[***]

SCHEDULE 2
Form of Deed of Adherence

[***]

SCHEDULE 3
Price Determination

The Put Option Price shall be determined as follows:

1.                                     Within 10 Business Days following any Put Exercise Notice Date:

(A)                              each of the GSK Shareholders and the Novartis Shareholders shall engage an investment bank of international repute which may be an existing or recent adviser of GSK or Novartis or any of their respective Affiliates and therefore not independent of GSK or Novartis (as the case may be) (the “GSK Bank” and the “Novartis Bank”, respectively); and

(B)                              the GSK Shareholders and the Novartis Shareholders shall jointly engage two mutually acceptable independent investment banks of international repute that are not then rendering advisory services to any Shareholder or any of its Affiliates (each an “Independent Bank” and together with the GSK Bank and the Novartis Bank, the “Banks”), provided that if the Shareholders fail to agree the identity of either or both of the Independent Banks within that period then either of the Shareholder Groupings may request that the Independent Bank(s) be nominated by the Chairman of the British Bankers Association, who shall be instructed to nominate such Independent Bank(s) within that period (and in any case within 5 Business Days thereafter).

2.                                     The fees for the GSK Bank shall be borne by the GSK Shareholders and the fees for the Novartis Bank shall be borne by the Novartis Shareholders.  The fees for the Independent Banks shall be borne equally by the Shareholders.

3.                                     Each Bank shall be instructed to determine its best estimate of the Put Option Market Value as defined in paragraph 5 below (each a “Bank Valuation”) as a single amount (and not as a range of amounts) in Pounds Sterling in accordance with the methodology set out in paragraph 5 below.  Save as expressly provided for in clause 19 and this Schedule 3, there shall be no communication permitted between the Independent Banks, nor between any Independent Bank and the GSK Bank or the Novartis Bank, nor between any Independent Bank and GSK or Novartis, in connection with the preparation of the Bank Valuations.

4.                                     Within 10 Business Days following the Put Exercise Notice Date, the GSK Bank and the Novartis Bank shall jointly coordinate the preparation of a data room of information in respect of the Company and its Group for the purposes of enabling the Banks to produce the Bank Valuations.  The Company shall, so far as it is legally able, promptly provide to the GSK Bank and the Novartis Bank the following information to be made available in such data room (and all such information shall be available equally and on the same basis to each of the Banks):

(A)                              the then applicable Business Plan (if any).  In the event that, at such time, the process for revising a Business Plan in clause 5.1 to 5.3 (Business Plan) has started but has not finished, such process shall be completed as soon as reasonably practicable and, in any event, within 10 Business Days following the service of any Put Exercise Notice, subject to the provisions of clause 5.4;

(B)                              any previously applicable Business Plan;

(C)                              the latest Quarterly Accounts delivered to the Shareholders pursuant to clause 9.1(B) (Access to Information and Accounts);

(D)                              the Valuation Balance Sheet;

(E)                               such other information as any of the Shareholders (acting reasonably and in good faith) deem relevant for the purposes of producing the Bank Valuations; and

(F)                                any questions and answers asked by any of the Banks and answered by the Company or any of the Shareholders in connection with the preparation of any of the Bank Valuations.

For the avoidance of doubt, the Independent Banks shall not be entitled to receive any interim drafts of the information referred to in paragraphs 4(A) to 4(C) (inclusive).  Within 15 Business Days of the service of any Put Exercise Notice:

(i)                                    the Executive Management shall give a presentation to the Shareholders and the Banks in relation to the financial forecasts of the Company’s Group; and

(ii)                                 the Shareholders shall each give a separate presentation to the Executive Management and the Banks in relation to the financial forecasts of the Company’s Group.

The GSK Bank and the Novartis Bank shall assist in respect of the preparation of the management presentations referred to in paragraphs (i) and (ii) above.

5.                                     The “Put Option Market Value” shall mean [***].

6.                                     The “Valuation Balance Sheet” shall be [***].

7.                                     The Shareholders acknowledge that, as at the date of this agreement, [***] are the most comparable Peer Companies, though they recognise that this assessment may change as at any Put Exercise Notice Date and is not binding on them in any way.

8.                                     Each Bank shall be instructed to deliver its Bank Valuation simultaneously to each Shareholder Grouping by no later than the date falling [***] (such delivery to be coordinated by the GSK Bank and the Novartis Bank).  Following receipt of all of the Bank Valuations, the Put Option Market Value shall be determined in accordance with paragraphs 9 or 10 below (as applicable).  For the purposes of paragraph 9 below, “IBA Valuation” means the arithmetic mean of the two Bank Valuations delivered by the Independent Banks.

9.                                     [***]

10.                              [***]

SCHEDULE 4
ABAC Certification

[***]

SCHEDULE 5
Shareholder Loans: Terms

[***]

TESTIMONIUM

IN WITNESS of which this agreement has been executed on the date which first appears on page 1 above.

SIGNED BY Edgar B. Cale	/s/ Edgar B. Cale
duly authorised for and on behalf of	Signature
SETFIRST LIMITED

SIGNED BY Jonathan Emery As Attorney	/s/ Jonathan Emery
duly authorised for and on behalf of	Signature
NOVARTIS HOLDING AG

SIGNED BY Jing Zhao as Attorney	/s/ Jing Zhao
duly authorised for and on behalf of	Signature
NOVARTIS HOLDING AG

SIGNED BY Jonathan Emery As Attorney	/s/ Jonathan Emery
duly authorised for and on behalf of	Signature
NOVARTIS FINANCE CORPORATION

SIGNED BY Jing Zhao as Attorney	/s/ Jing Zhao
duly authorised for and on behalf of	Signature
NOVARTIS FINANCE CORPORATION

SIGNED BY Edgar B. Cale	/s/ Edgar B. Cale
duly authorised for and on behalf of	Signature
GLAXOSMITHKLINE PLC

SIGNED BY Jonathan Emery As Attorney	/s/ Jonathan Emery
duly authorised for and on behalf of	Signature
NOVARTIS AG

SIGNED BY Jing Zhao as Attorney	/s/ Jing Zhao
duly authorised for and on behalf of	Signature
NOVARTIS AG

SIGNED BY Edgar B. Cale	/s/ Edgar B. Cale
duly authorised for and on behalf of	Signature
GLAXOSMITHKLINE CONSUMER HEALTHCARE HOLDINGS LIMITED

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